Exhibit 10.5

LOAN AND SECURITY AGREEMENT

by and among

CUTTER & BUCK INC.

as Borrower,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

WELLS FARGO BANK, N.A.

as the Agent,

and

CENTURY BUSINESS CREDIT CORPORATION

as the Collateral Agent

Dated as of March 10, 2003

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION
	1.1	Definitions
	1.2	Accounting Terms
	1.3	Code
	1.4	Construction
	1.5	Schedules and Exhibits

2.	LOAN AND TERMS OF PAYMENT
	2.1	Revolver Advances
	2.2	Intentionally Omitted
	2.3	Borrowing Procedures and Settlements
	2.4	Payments.
	2.5	Overadvances
	2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations
	2.7	Cash Management
	2.8	Crediting Payments; Float Charge
	2.9	Designated Account
	2.10	Maintenance of Loan Account; Statements of Obligations
	2.11	Fees
	2.12	Letters of Credit and Acceptances
	2.13	LIBOR Option
	2.14	Capital Requirements

3.	CONDITIONS; TERM OF AGREEMENT
	3.1	Conditions Precedent to the Initial Extension of Credit
	3.2	Conditions Subsequent to the Initial Extension of Credit
	3.3	Conditions Precedent to all Extensions of Credit
	3.4	Term
	3.5	Effect of Termination
	3.6	Early Termination by Borrower

4.	CREATION OF SECURITY INTEREST
	4.1	Grant of Security Interest
	4.2	Negotiable Collateral
	4.3	Collection of Accounts, General Intangibles, and Negotiable Collateral
	4.4	Delivery of Additional Documentation Required
	4.5	Power of Attorney
	4.6	Right to Inspect
	4.7	Control Agreements

5.	REPRESENTATIONS AND WARRANTIES

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	5.1	No Encumbrances
	5.2	Eligible Accounts
	5.3	Eligible Inventory
	5.4	Equipment
	5.5	Location of Inventory and Equipment
	5.6	Inventory Records
	5.7	Location of Chief Executive Office; FEIN
	5.8	Due Organization and Qualification; Subsidiaries
	5.9	Due Authorization; No Conflict
	5.10	Litigation
	5.11	No Material Adverse Change
	5.12	Fraudulent Transfer.
	5.13	Employee Benefits
	5.14	Environmental Condition
	5.15	Brokerage Fees
	5.16	Intellectual Property
	5.17	Leases
	5.18	DDAs
	5.19	Complete Disclosure
	5.20	Indebtedness

6.	AFFIRMATIVE COVENANTS
	6.1	Accounting System
	6.2	Collateral Reporting
	6.3	Financial Statements, Reports, Certificates
	6.4	Intentionally Omitted
	6.5	Return
	6.6	Maintenance of Properties
	6.7	Taxes
	6.8	Insurance.
	6.9	Location of Inventory and Equipment
	6.10	Compliance with Laws
	6.11	Leases
	6.12	Brokerage Commissions
	6.13	Existence
	6.14	Environmental
	6.15	Disclosure Updates

7.	NEGATIVE COVENANTS
	7.1	Indebtedness
	7.2	Liens
	7.3	Restrictions on Fundamental Changes
	7.4	Disposal of Assets
	7.5	Change Name, etc
	7.6	Guarantee
	7.7	Nature of Business
	7.8	Prepayments and Amendments

	7.9	Change of Control
	7.10	Consignments
	7.11	Distributions
	7.12	Accounting Methods
	7.13	Investments
	7.14	Transactions with Affiliates
	7.15	Suspension
	7.16	Intentionally Omitted
	7.17	Use of Proceeds
	7.18	Change in Location of Chief Executive Office; Inventory and Equipment with Bailees
	7.19	Securities Accounts
	7.20	Financial Covenants

8.	EVENTS OF DEFAULT

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES
	9.1	Rights and Remedies
	9.2	Remedies Cumulative

10.	TAXES AND EXPENSES.

11.	WAIVERS; INDEMNIFICATION
	11.1	Demand; Protest
	11.2	The Lender Group’s Liability for Collateral
	11.3	Indemnification

12.	NOTICES

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS
	14.1	Assignments and Participations
	14.2	Successors

15.	AMENDMENTS; WAIVERS
	15.1	Amendments and Waivers
	15.2	Replacement of Holdout Lender
	15.3	No Waivers; Cumulative Remedies

16.	COLLATERAL AGENT; THE LENDER GROUP
	16.1	Appointment and Authorization of Collateral Agent
	16.2	Delegation of Duties
	16.3	Liability of Agent and Collateral Agent
	16.4	Reliance by Agent and Collateral Agent
	16.5	Notice of Default or Event of Default
	16.6	Credit Decision
	16.7	Costs and Expenses; Indemnification

	16.8	Agent and Collateral Agent in Individual Capacities
	16.9	Successor Agent and Collateral Agent
	16.10	Lender in Individual Capacity
	16.11	Withholding Taxes
	16.12	Collateral Matters
	16.13	Restrictions on Actions by Lenders; Sharing of Payments
	16.14	Agency for Perfection
	16.15	Concerning the Collateral and Related Loan Documents
	16.16	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information
	16.17	Several Obligations; No Liability
	16.18	Legal Representation of Agent and Collateral Agent

17.	GENERAL PROVISIONS.
	17.1	Effectiveness
	17.2	Section Headings
	17.3	Interpretation
	17.4	Severability of Provisions
	17.5	Amendments in Writing
	17.6	Counterparts; Telefacsimile Execution
	17.7	Revival and Reinstatement of Obligations
	17.8	Integration

EXHIBITS AND SCHEDULES

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of March 10, 2003 between and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO BANK, N.A., as the agent for the Lenders (“Agent”), and CENTURY BUSINESS CREDIT CORPORATION, as the collateral agent for the Lenders (“Collateral Agent”) and, on the other hand, CUTTER & BUCK INC., a Washington corporation (“Borrower”).

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1                               Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Acceptances” shall mean any existing and future drafts which involve Borrower or beneficiary under a Letter of Credit as drawer that are processed and accepted for payment by Agent, Agent or other accepting bank in its absolute discretion.

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

“Accounts” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by Agent or its Affiliates for the account of Borrower or its Subsidiaries.

“Additional Documents” has the meaning set forth in Section 4.4.

“Adjusted Letter of Credit Usage” means, as of the date of determination, the sum of (a) 40% of the undrawn amount of outstanding Qualified Import Letters of Credit issued for the purpose of purchasing Eligible Inventory, plus (b) 100% of the undrawn amount of all other outstanding Letters of Credit, plus (c) 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit, including Acceptances.

“Adjusted Revolver Usage” means, as of any date of determination, the sum of (a) the aggregate amount of Advances then outstanding, plus (b) the amount of the Adjusted Letter of Credit Usage on such date.

“Advances” has the meaning set forth in Section 2.1.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 7.14 hereof: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

“Agent” means Wells Fargo Bank, N.A., solely in its capacity as agent for the Lenders hereunder, and any successor thereto.

“Agent’s Liens” means the Liens granted by Borrower to Agent for the benefit of the Lender Group under this Agreement or the other Loan Documents.

“Agent-Related Persons” means each of Agent and Collateral Agent together with its Affiliates, officers, directors, employees, and agents.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Prepayment Premium” means, as of any date of determination, $150,000.

“Assignee” has the meaning set forth in Section 14.1.

“Assignment and Acceptance” means an Assignment and Acceptance in the form of Exhibit A-1.

“Authorized Person” means any officer or other employee of Borrower.

“Availability” means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that Borrower is entitled to borrow as Advances under Section 2.1 (after giving effect to all then outstanding Obligations (other than Bank Products Obligations) and all sublimits and reserves applicable hereunder).

“Bank Product Agreements” means those certain cash management service agreements entered into from time to time by Borrower or its Subsidiaries in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower or its Subsidiaries to Agent or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower is obligated to reimburse to Collateral Agent or any member of the Lender Group as a result of Collateral Agent or such member of the Lender Group purchasing participations or executing indemnities or reimbursement obligations  with respect to the Bank Products provided to Borrower or its Subsidiaries pursuant to the Bank Product Agreements.

“Bank Products” means any service or facility extended to Borrower or its Subsidiaries by Agent or any Affiliate of Agent including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedge Agreements.

“Bank Product Reserves” means, as of any date of determination, the amount of reserves that Collateral Agent has established (based upon Agent’s or its Affiliate’s reasonable determination of the credit exposure in respect of then extant Bank Products) for Bank Products then provided or outstanding.

“Bankruptcy Code” means the United States Bankruptcy Code, as in effect from time to time.

“Base LIBOR Rate” means the rate per annum, determined by Collateral Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 11:00 a.m. (California time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means, the rate of interest announced within Agent at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Agent may designate.

“Base Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means zero percentage points.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board.

“Books” means Borrower’s and its Subsidiaries’ now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of Borrower’s or its Subsidiaries’ Records relating to its or their business operations or financial condition, and all of its or their goods or General Intangibles related to such information).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Collateral Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Collateral Agent in the case of an Collateral Agent Advance.

“Borrowing Base” has the meaning set forth in Section 2.1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means any Indebtedness represented by obligations under a Capital Lease.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, and (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

“Century” means Century Business Credit Corporation, a New York corporation.

“Certification of Officers” means the Certification of Officers of Cutter & Buck Inc., duly executed and delivered by Borrower to Collateral Agent.

“Change of Control” means (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20%, or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) Borrower ceases to directly own and control 100% of the outstanding capital Stock of each of its Subsidiaries extant as of the Closing Date.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Collateral Agent sends Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.

“Code” means the California Uniform Commercial Code, as in effect from time to time.

“Collateral” means all of Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following:

(a)                                  Accounts,

(b)                                 Books,

(c)                                  Equipment,

(d)                                 General Intangibles,

(e)                                  Inventory,

(f)                                    Investment Property,

(g)                                 Negotiable Collateral,

(h)                                 money or other assets of Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

(i)                                     the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Collateral Agent.

“Collateral Agent” means Century Business Credit Corporation, solely in its capacity as collateral agent for the Lenders hereunder, and any successor thereto.

“Collateral Agent’s Account” means the account identified on Schedule A-1.

“Collateral Agent Advances” has the meaning set forth in Section 2.3(e)(i).

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Borrower.

“Commitment” means, with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Collateral Agent.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance satisfactory to Collateral Agent, executed and delivered by Borrower, Collateral Agent, and the applicable securities intermediary with respect to a Securities Account or bank with respect to a deposit account.

“Credit Card Reserve” means a reserve in the amount of $250,000 for credit card lines to be provided to Borrower by Agent.

“Daily Balance” means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

“DDA” means any checking or other demand deposit account maintained by Borrower.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) the Base Rate for the first 3 days from and after the date the relevant payment is due, and (b) thereafter, at the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Designated Account” means that certain DDA of Borrower identified on Schedule D-1.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 days, that is the result of dividing the Dollar (or Dollar equivalent) amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts of Borrower during such period, by (b) Borrower’s gross billings with respect to Accounts during such period (excluding extraordinary items).

“Disbursement Letter” means an instructional letter executed and delivered by Borrower to Collateral Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Collateral Agent.

“Dollars” or “$” means United States dollars.

“Eligible Accounts” means those Accounts created by Borrower in the ordinary course of its business, that arise out of Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made by Borrower in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Collateral Agent in Collateral Agent’s Permitted Discretion to address the results of any audit performed by Collateral Agent from time to time after the Closing Date.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to Borrower.  Eligible Accounts shall not include the following:

(a)                                  Accounts that the Account Debtor has failed to pay within 120 days of original invoice date or Accounts with selling terms of more than 60 days,

(b)                                 Accounts owed by an Account Debtor (or its Affiliates) where 25% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)                                  Accounts with respect to which the Account Debtor is an employee, Affiliate, or agent of Borrower,

(d)                                 Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)                                  Accounts that are not payable in Dollars,

(f)                                    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Collateral Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Collateral Agent and is directly drawable by Collateral Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Collateral Agent,

(g)                                 Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the reasonable satisfaction of Collateral Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States (exclusive, however, of (y) Accounts owed by any state that does not have a statutory counterpart to the Assignment of Claims Act, or (z) Accounts owed by any state that does have a statutory counterpart to the Assignment of Claims Act as to which Borrower has complied to Collateral Agent’s satisfaction),

(h)                                 Accounts with respect to which the Account Debtor is a creditor of Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account, to the extent of such claim, right of setoff, or dispute,

(i)                                     Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 20% (such percentage as applied to a particular Account Debtor being subject to reduction by Collateral Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage,

(j)                                     Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k)                                  Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, or West Virginia (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless Borrower has qualified to do business in New Jersey, Minnesota, West Virginia, or such other states, or has filed a business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement,

(l)                                     Accounts, the collection of which, Collateral Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(m)                               Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(n)                                 Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or

(o)                                 Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

“Eligible In-Transit Inventory” means those items of Inventory that do not qualify as Eligible Landed Inventory solely because they are not in a location set forth on Schedule E-1 or in transit among such locations, but as to which (a) the Inventory was the subject of a Qualified Import Letter of Credit, (b) such Inventory currently is in transit (whether by vessel, air, or land) from a location outside of the continental United States to a location set forth on Schedule E-1 that is the subject of a Collateral Access Agreement, (c) title to such Inventory has passed to Borrower, (d) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Collateral Agent in its Permitted Discretion, (e) such Inventory either (1) is the subject of a negotiable bill of lading (x) that is consigned to Collateral Agent (either directly or by means of endorsements), (y) that was issued by the carrier respecting the subject Inventory, and (z) that either is (i) in the possession of Collateral Agent or a customs broker (in each case in the State of Washington), or (ii) the subject of a telefacsimile copy that Collateral Agent has received from the Underlying Issuer which issued the Underlying Letter of Credit and as to which Collateral Agent also has received a confirmation from such Underlying Issuer that such document is in-transit by air-courier to Collateral Agent or a customs broker (in each case, in the State of Washington), or (2) is the subject of a negotiable cargo receipt and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of, a consolidator or Collateral Agent, or their respective agents) and such negotiable cargo receipt is (x) consigned to Collateral Agent (either directly or by means of endorsements), (y) that was issued by a consolidator respecting the subject Inventory, (z) that  either is (i) in the possession of Collateral Agent or a customs broker (in each case in the State of Washington), or (ii) the subject of a telefacsimile copy that Collateral Agent has received from the Underlying Issuer which issued the Underlying Letter of Credit and as to which Collateral Agent also has received a confirmation from such Underlying Issuer that such document is in-transit by air-courier to Collateral Agent or a customs broker (in each case, in the State of Washington), (f) Borrower has provided a certificate to Collateral Agent that certifies that, to the best knowledge of Borrower, such Inventory meets all of Borrower’s representations and warranties contained in the Loan Documents concerning Eligible Inventory, that it knows of no reason why such Inventory would not be accepted by Borrower when it arrives in Washington, and that the shipment as evidenced by the documents conforms to the related order documents, and (g) the Underlying Letter of Credit has been drawn upon in full and the Underlying Issuer has honored such drawing and Collateral Agent has honored its obligations to the Underlying Issuer under the applicable Qualified Import Letter of Credit.

“Eligible Inventory” means Eligible Landed Inventory or Eligible In-Transit Inventory.

“Eligible Landed Inventory” means Inventory consisting of first quality finished goods held for sale in the ordinary course of Borrower’s business located at one of Borrower’s business locations set forth on Schedule E-1 (or in-transit between any such locations), that complies with each of the representations and warranties respecting Eligible Inventory made by Borrower in the Loan Documents, and that is not excluded as ineligible by virtue of the one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Collateral Agent in Collateral Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Collateral Agent from time to time after the Closing Date.  In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrower’s historical accounting practices.  An item of Inventory shall not be included in Eligible Inventory if:

(a)                                  it is retail inventory;

(b)                                 Borrower does not have good, valid, and marketable title thereto,

(c)                                  it is not located at one of the locations in the United States set forth on Schedule E-1 or in transit from one such location to another such location,

(d)                                 it is located on real property leased by Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor, warehouseman, or other third party, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(e)                                  it is not subject to a valid and perfected first priority Agent’s Lien,

(f)                                    it consists of goods returned or rejected by Borrower’s customers, or

(g)                                 it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender that was party hereto as of the Closing Date, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Collateral Agent and Borrower, and (f) during the continuation of an Event of Default, any other Person approved by Collateral Agent.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower or any predecessor in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC, § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c),

(c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

“Event of Default” has the meaning set forth in Section 8.

“Excess Availability” means the amount, as of the date any determination thereof is to be made, equal to Availability minus the aggregate amount, if any, of all trade payables of Borrower aged in excess of historical levels with respect thereto and all book overdrafts in excess of historical practices with respect thereto, in each case as determined by Collateral Agent in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Existing Lender” means Washington Mutual Bank.

“FEIN” means Federal Employer Identification Number.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning set forth in Section 2.13(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to general intangibles (including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations in respect thereof, and any other personal property other than goods, Accounts, Investment Property, and Negotiable Collateral.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into between Borrower or its Subsidiaries and Agent or its Affiliates, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of Borrower or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with customary trade practices), and (f) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a

Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

“IP Security Agreement” means an intellectual property security agreement executed and delivered by Borrower and Collateral Agent, the form and substance of which is satisfactory to Collateral Agent.

“Inventory” means all Borrower’s now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by Borrower as lessor, goods that are furnished by Borrower under a contract of service, and raw materials, work in process, or materials used or consumed in Borrower’s business.

“Inventory Reserves” means reserves (determined from time to time by Collateral Agent in its Permitted Discretion) for (a) the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of Eligible In-Transit Inventory by Borrower, plus (b) the estimated reclamation claims of unpaid sellers of Inventory sold to Borrower.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practices), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “investment property” as that term is defined in the Code, and any and all supporting obligations in respect thereof.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means Collateral Agent, in its capacity as a Lender or any other Lender that, at the request of Borrower and with the consent of Collateral Agent agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings or Acceptances pursuant to Section 2.12.

“L/C” has the meaning set forth in Section 2.12(a).

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning set forth in Section 2.12(a).

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender), Collateral Agent and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by the Lender Group, (b) fees or charges paid or incurred by Collateral Agent in connection with the Lender Group’s transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Collateral Agent in the disbursement of funds to Borrower (by wire transfer or otherwise), (d) charges paid or incurred by Collateral Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Collateral Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Borrower or any guarantor of the Obligations, (h) Collateral Agent’s and each Lender’s reasonable fees and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Collateral Agent’s and each Lender’s reasonable fees and expenses (including attorneys fees) incurred in terminating, enforcing (including attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, and agents of such Lender.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit, including Acceptances.

“LIBOR Deadline” has the meaning set forth in Section 2.13(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Collateral Agent (rounded upwards, if necessary, to the next 1/16%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means two and three quarters percentage points (2.75%).

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning set forth in Section 2.10.

“Loan Documents” means this Agreement, the Bank Product Agreements, the Treasury Management Agreements, the Control Agreements, the IP Security Agreement, the Disbursement Letter, the Certification of Officers, the Letters of Credit, the Officers’ Certificate, any note or notes executed by Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Borrower and the Lender Group in connection with this Agreement.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise)

of Borrower, (b) a material impairment of Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower.

“Maturity Date” has the meaning set forth in Section 3.4.

“Maximum Revolver Amount” means Thirty-Five Million Dollars ($35,000,000).

“Negotiable Collateral” means all of Borrower’s now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Obligations” (a) means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations, fees, charges, costs, Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“Originating Lender” has the meaning set forth in Section 14.1(e).

“Overadvance” has the meaning set forth in Section 2.5.

“Participant” has the meaning set forth in Section 14.1(e).

“Pay-Off Letter” means a letter, in form and substance satisfactory to Collateral Agent, from Existing Lender to Collateral Agent respecting the amount necessary to repay in full all of the obligations of Borrower owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of Borrower.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions by Borrower or its Subsidiaries of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales by Borrower or its Subsidiaries of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by Borrower or its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, and (d) the licensing by Borrower or its Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business.

“Permitted Investments” means (a) investments in Cash Equivalents, (b) investments in negotiable instruments for collection, and (c) advances made in connection with purchases of goods or services in the ordinary course of business.

“Permitted Liens” means (a) Liens held by Agent for the benefit of Collateral Agent and the Lenders, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof.

“Permitted Protest” means the right of Borrower or its Subsidiaries to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) Collateral Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Personal Property Collateral” means all Collateral other than Real Property.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means:

(a)  with respect to a Lender’s obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate Commitments of all Lenders,

(b)  with respect to a Lender’s obligation to participate in Letters of Credit and Acceptances, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate Commitments of all Lenders,

(c)  with respect to all other matters (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate amount of Commitments of all Lenders; provided, however, that, in each case, in the event all Commitments have been terminated, Pro Rata Share shall be determined according to the Commitments in effect immediately prior to such termination.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Import Letter of Credit” means a Letter of Credit that (a) is issued to facilitate the purchase by Borrower of Eligible Inventory, (b) is in form and substance acceptable to Collateral Agent, and (c) is issued to support an Underlying Letter of Credit that only is drawable by the beneficiary thereof by the presentation of, among other documents, either (i) a negotiable bill of lading that is consigned to Collateral Agent (either directly or by means of endorsements) and that was issued by the carrier respecting the subject Eligible Inventory, or (ii) a negotiable cargo receipt that is consigned to Collateral Agent (either directly or by means of endorsements) and that was issued by a consolidator respecting the subject Eligible Inventory; provided, however, that, in the latter case, no bill of lading shall have been issued by the carrier (other than a bill of lading consigned to the consolidator or to Collateral Agent).

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

“Rent Reserve” means an amount equal to three (3) months rent for each of the leased locations where Borrower’s Inventory is located.

“Report” has the meaning set forth in Section 16.17.

“Required Availability” means Excess Availability in an amount of not less than $5,000,000.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares aggregate more than 50% of the Commitments, or if the Commitments have been terminated irrevocably, more than 50% of the Obligations (other than Bank Product Obligations) then outstanding.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

“Risk Participation Liability” means, as to each Letter of Credit and Acceptance, all reimbursement obligations of Borrower to the Issuing Lender with respect to an L/C Undertaking or Acceptance, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Settlement” has the meaning set forth in Section 2.3(f)(i).

“Settlement Date” has the meaning set forth in Section 2.3(f)(i).

“Solvent” means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swing Lender” means Collateral Agent, as a Lender, or any other Lender that, at the request of Borrower and with the consent of Collateral Agent agrees, in such Lender’s sole discretion, to become the Swing Lender hereunder.

“Swing Loan” has the meaning set forth in Section 2.3(d)(i).

“Tangible Net Worth” means, as of any date of determination, the result of (a) Borrower’s total stockholder’s equity, minus (b) the sum of (i) all Intangible Assets of Borrower, and (ii) all amounts due to Borrower from Affiliates, as of such date.

“Taxes” has the meaning set forth in Section 16.11.

“Treasury Management Account” has the meaning set forth in Section 2.7(a).

“Treasury Management Agreements” means those certain cash management service agreements, in form and substance satisfactory to Collateral Agent, each of which is among Borrower, Collateral Agent, and the Agent.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrower and, in the case of a proposed Qualified Import Letter of Credit, has agreed, in writing, to hold documents of title as agent for Collateral Agent.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“Voidable Transfer” has the meaning set forth in Section 17.7.

“Working Capital” means, as of any date of determination, the result of Borrower’s current assets less Borrower’s current liabilities, as of such date.

1.2                               Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3                               Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4                               Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5                               Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.                                      LOAN AND TERMS OF PAYMENT.

2.1                               Revolver Advances.

(a)                                  Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Adjusted Letter of Credit Usage and the aggregate amount of the Inventory Reserves.  For purposes of this Agreement, “Borrowing Base,” as of any date of determination, shall mean the result of:

(x)                                   85% of the amount of Eligible Accounts, less the Credit Card Reserve, plus

(y)                                 60% of the value of Eligible Inventory, minus

(z)                                   the sum of (i) the Bank Products Reserve, (ii) the Rent Reserve, and (iii) the aggregate amount of reserves, if any, established by Collateral Agent under Section 2.1(b).

(b)                                 Anything to the contrary in this Section 2.1 notwithstanding, Collateral Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Collateral Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) Dilution exceeding an acceptable percentage, (ii) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, and (iii) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent’s Liens), which Lien or trust, in the Permitted Discretion of Collateral Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

(c)                                  The Lenders shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

(d)                                 Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2                               Intentionally Omitted.

2.3                               Borrowing Procedures and Settlements.

(a)                                  Procedure for Borrowing.  Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Collateral Agent (which notice must be received by Collateral Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date in the case of a request for an Advance specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that in the case of a request for Swing Loan in an amount of $2,000,000, or less, such notice will be timely received if it is received by Collateral Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date) specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day.  At Collateral Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Collateral Agent telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice.

(b)                                 Collateral Agent’s Election.  Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Collateral Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(c) apply to such requested Borrowing, or (ii) if the Borrowing is for an Advance, to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.3(d) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.3(d), Collateral Agent shall elect to have the terms of Section 2.3(c) apply to such requested Borrowing.

(c)                                  Making of Advances.

(i)                                     In the event that Collateral Agent shall elect to have the terms of this Section 2.3(c) apply to a requested Borrowing as described in

Section 2.3(b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Collateral Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing.  Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Collateral Agent in immediately available funds, to Collateral Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto.  After Collateral Agent’s receipt of the proceeds of such Advances, upon satisfaction of the applicable conditions precedent set forth in Section 3 hereof, Collateral Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Collateral Agent to Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(i), Collateral Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Collateral Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)                                  Unless Collateral Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least 1 Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Collateral Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Collateral Agent may assume that each Lender has made or will make such amount available to Collateral Agent in immediately available funds on the Funding Date and Collateral Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to Collateral Agent in immediately available funds and Collateral Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Collateral Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Collateral Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Collateral Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Collateral Agent on the Business Day following the Funding Date, Collateral Agent will notify Borrower of such failure to fund and, upon demand by Collateral Agent, Borrower shall pay such amount to

Collateral Agent for Collateral Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.  The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii)                               Collateral Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Collateral Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Collateral Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Advances to Borrower.  Subject to the foregoing, Collateral Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by it for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero.  This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Collateral Agent, and Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Collateral Agent all amounts owing by Defaulting Lender in respect thereof.  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Collateral Agent or to the Lenders other than such Defaulting Lender.  Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Collateral Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Collateral Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of

Assignment and Acceptance Agreement in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations) (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided further, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d)                                 Making of Swing Loans.

(i)                                     In the event Collateral Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.3(d) apply to a requested Borrowing as described in Section 2.3(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(d) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to Borrower’s Designated Account.  Each Swing Loan is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Swing Loan shall be eligible for the LIBOR Option and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan).  Subject to the provisions of Section 2.3(i), Collateral Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Collateral Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.  Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

(ii)                                  The Swing Loans shall be secured by the Agent’s Liens, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(e)                                  Collateral Agent Advances.

(i)                                     Collateral Agent hereby is authorized by Borrower and the Lenders, from time to time in Collateral Agent’s sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrower on behalf of the Lenders that Collateral Agent, in its Permitted Discretion deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (c) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(e) shall be referred to as “Collateral Agent Advances”).  Each Collateral Agent Advance is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Collateral Agent Advance shall be eligible for the LIBOR Option and all payments thereon shall be payable to Collateral Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Collateral Agent Advance).

(ii)                                  The Collateral Agent Advances shall be repayable on demand and secured by the Agent’s Liens granted to Agent under the Loan Documents, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(f)                                    Settlement.  It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances.  Such agreement notwithstanding, Collateral Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Collateral Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i)                                     Collateral Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Collateral Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Collateral Agent Advance, and (3) with respect to Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Collateral Agent Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)):  (y) if a Lender’s balance of the Advances, Swing Loans, and Collateral Agent Advances exceeds such Lender’s Pro Rata Share of the Advances, Swing Loans, and Collateral Agent Advances as of a Settlement Date, then Collateral Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to the account of such Lender as such Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Collateral Agent Advances, and (z) if a Lender’s balance of the Advances, Swing Loans, and Collateral Agent Advances is less than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Collateral Agent Advances as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Collateral Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Collateral Agent Advances.  Such amounts made available to Collateral Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loan or Collateral Agent Advance and, together with the portion of such Swing Loan or Collateral Agent Advance representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders.  If any such amount is not made available to Collateral Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Collateral Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)                                  In determining whether a Lender’s balance of the Advances, Swing Loans, and Collateral Agent Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Collateral Agent Advances as of a Settlement Date, Collateral Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Collateral Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.  To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Collateral Agent to that Lender as part of such next Settlement.

(iii)                               Between Settlement Dates, Collateral Agent, to the extent no Collateral Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Collateral Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances.  If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Collateral Agent for the accounts of the Lenders, and Collateral Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Collateral Agent with respect to Collateral Agent Advances, and each Lender (subject to the effect of letter agreements between Collateral Agent and individual Lenders) with respect to the Advances other than Swing Loans and Collateral Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Collateral Agent, or the Lenders, as applicable.

(g)                                 Notation.  Collateral Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Collateral Agent Advances owing to Collateral Agent, and the interests therein of each Lender, from time to time.  In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records, such books and records constituting conclusive evidence, absent manifest error, of the accuracy of the information contained therein.

(h)                                 Lenders’ Failure to Perform.  All Advances (other than Swing Loans and Collateral Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

(i)                                     Optional Overadvances.  Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Collateral Agent or Swing Lender, as applicable, and Collateral Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances (including a Swing Loan), the outstanding Adjusted Revolver Usage does not exceed the Borrowing Base by more than $500,000, (ii) after giving effect to such Advances (including a Swing Loan), the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, and (iii) at the time of the making of any such Advance (including any Swing Loan), Collateral Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days.  The foregoing provisions are for the exclusive benefit of Collateral Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower in any way.  The Advances and Swing Loans, as applicable, that are made pursuant to this Section 2.3(i) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that they shall not be eligible for the LIBOR Option and the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans under Section 2.6(c) hereof without regard to the presence or absence of a Default or Event of Default.

(i)                                     In the event Collateral Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Collateral Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Collateral Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Collateral Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph.  In the event Collateral Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

(ii)                                  Each Lender with a Revolver Commitment shall be obligated to settle with Collateral Agent as provided in Section 2.3(f) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Collateral Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

2.4                               Payments.

(a)                                  Payments by Borrower.

(i)                                     Except as otherwise expressly provided herein, all payments by Borrower shall be made to Collateral Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein.  Any payment received by Collateral Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)                                  Unless Collateral Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Collateral Agent may assume that Borrower has made (or will make) such payment in full to Collateral Agent on such date in immediately available funds and Collateral Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrower does not make such payment in full to Collateral Agent on the date when due, each Lender severally shall repay to Collateral Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)                                 Apportionment and Application of Payments.

(i)                                     Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Collateral Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Collateral Agent’s separate account, after giving effect to any letter agreements between Collateral Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates.  All payments shall be remitted to Collateral Agent and all such payments (other than payments received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), and all proceeds of Accounts or other Collateral received by Collateral Agent, shall be applied as follows:

(A)                              first, to pay any Lender Group Expenses then due to Collateral Agent under the Loan Documents, until paid in full,

(B)                                second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

(C)                                third, to pay any fees then due to Collateral Agent (for its separate accounts, after giving effect to any letter agreements between Collateral Agent and individual Lenders) under the Loan Documents until paid in full,

(D)                               fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Collateral Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

(E)                                 fifth, to pay interest due in respect of all Collateral Agent Advances, until paid in full,

(F)                                 sixth, ratably to pay interest due in respect of the Advances (other than Collateral Agent Advances), and the Swing Loans until paid in full,

(G)                                seventh, to pay the principal of all Collateral Agent Advances until paid in full,

(H)                               ninth, to pay the principal of all Swing Loans until paid in full,

(I)                                    tenth, so long as no Event of Default has occurred and is continuing, and at Collateral Agent’s election (which election Collateral Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Borrower or its Subsidiaries in respect of Bank Products, until paid in full,

(J)                                   eleventh, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

(K)                               twelfth, so long as no Event of Default has occurred and is continuing, to pay all Acceptances when due until paid in full,

(L)                                 thirteenth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, and (ii) to Collateral Agent, to be held by Collateral Agent, for the benefit of Agent or its Affiliates, as applicable, as cash collateral in an amount up to the amount of the Bank Products Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Borrower’s and its Subsidiaries’ obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted,

(M)                            fourteenth, if an Event of Default has occurred and is continuing, to Collateral Agent, to be held by Collateral Agent, for the ratable benefit of Issuing

Lender and Lenders, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage, until paid in full,

(N)                               fifteenth, to pay any other Obligations (including Bank Product Obligations) until paid in full, and

(O)                               sixteenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)                                  Collateral Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(h).

(iii)                               In each instance, so long as no Event of Default has occurred and is continuing, Section 2.4(b) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv)                              For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v)                                 In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

2.5                               Overadvances.  If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrower to the Lender Group pursuant to Sections 2.1 and 2.12 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.12, (an “Overadvance”), Borrower immediately shall pay to Collateral Agent, in cash, the amount of such excess, which amount shall be used by Collateral Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b).  In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lender Group as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6                               Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a)                                  Interest Rates.  Except as provided in clause (d) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

The foregoing notwithstanding, at no time shall any portion of the Obligations (other than Bank Product Obligations) bear interest on the Daily Balance thereof at a per annum rate less than 3.5%.  To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.

(b)                                 Letter of Credit Fees.  Borrower shall pay Collateral Agent (for the ratable benefit of the Lenders) a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(m)) which shall accrue at a rate equal to 0.125% per month (or portion thereof) times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.  Borrower shall also pay Collateral Agent (for the ratable benefit of the Lenders), each time a Letter of Credit is opened or negotiated, a fee equal to 0.125% times the stated amount of such Letter of Credit.  In addition, Borrower shall pay Collateral Agent such fees as are set forth on Schedule 2.6(b) hereto, as such fee may change from time to time.

(c)                                  Acceptance Fees.  Borrower shall pay Collateral Agent (for the ratable benefit of the Lenders) an acceptance fee equal to 4.5% of each Acceptance at the time of issuance of such Acceptance, in addition to any fees charged by Agent for issuing such Acceptance.

(d)                                 Default Rate.  Upon the occurrence and during the continuation of an Event of Default (and at the election of Collateral Agent or the Required Lenders),

(i)                                     all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii)                                  the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(e)                                  Payment.  Interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding.  Borrower hereby authorizes Collateral Agent, from time to time without prior notice to Borrower, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in

Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to Agent or its Affiliates in respect of Bank Products up to the amount of the then extant Bank Products Reserve) to Borrower’s Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder.  Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

(f)                                    Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(g)                                 Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7                               Cash Management

(a)                                  Borrower shall (i) establish and maintain treasury management services of a type and on terms satisfactory to Collateral Agent at Wells Fargo Bank, N.A. (“Wells”), and shall request in writing and otherwise take such reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to Wells (including by legending its invoices), and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections (including those sent directly by Account Debtors to Wells) into a bank account in Borrower’s name (a “Treasury Management Account”) at Wells.

(b)                                 Wells shall establish and maintain a Treasury Management Agreement with Collateral Agent and Borrower, in form and substance acceptable to Collateral Agent.  Such Treasury Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Treasury Management Account and proceeds thereof are held by Wells as agent or bailee-in-possession for Agent and Collateral Agent, (ii) Wells has no rights of setoff or recoupment or any other claim against the applicable Treasury Management Account other than for payment of its service fees and other charges directly related to the administration of such Treasury Management Account and for returned checks or other items of payment, and (iii) at any time from and after written instructions from Collateral Agent that (A) Availability hereunder has dropped below $5,000,000 or (B) aggregate Advances outstanding hereunder exceed $5,000,000, it immediately will forward by daily sweep all amounts in the applicable Treasury Management Account to the Collateral Agent’s Account.

(c)                                  The Treasury Management Account shall be a cash collateral account, with all cash, checks and similar items of payment in such account securing payment of the Obligations, and in which Borrower is hereby deemed to have granted a Lien to Agent.

2.8                               Crediting Payments; Float Charge.  The receipt of any payment item by Collateral Agent (whether from transfers to Collateral Agent by Agent pursuant to the Treasury Management Agreement or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Collateral Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Collateral Agent only if it is received into the Collateral Agent’s Account on a Business Day on or before 11:00 a.m. (California time).  If any payment item is received into the Collateral Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Collateral Agent as of the opening of business on the immediately following Business Day.  From and after the Closing Date, Collateral Agent shall be entitled to charge Borrower for 1 Business Days of `clearance’ or `float’ at the rate applicable to Base Rate Loans under Section 2.6 on all Collections that are received by Borrower (regardless of whether forwarded by Agent to Collateral Agent).  This across-the-board 1 Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrower and shall apply irrespective of whether or not there are any outstanding monetary Obligations; the effect of such clearance or float charge being the equivalent of charging 1 Business Days of interest on such Collections.  The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.8 shall be for the exclusive benefit of Collateral Agent.

2.9                               Designated Account.  Collateral Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d).  Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Collateral Agent or the Lenders hereunder.  Unless otherwise agreed by Collateral Agent and Borrower, any Advance, Collateral Agent Advance, or Swing Loan requested by Borrower and made by Collateral Agent or the Lenders hereunder shall be made to the Designated Account.

2.10                        Maintenance of Loan Account; Statements of Obligations.  Collateral Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances (including Collateral Agent Advances and Swing Loans) made by Collateral Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued by Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank

Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.8, the Loan Account will be credited with all payments received by Collateral Agent from Borrower or for Borrower’s account, including all amounts received in the Collateral Agent’s Account from Agent.  Collateral Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Collateral Agent written objection thereto describing the error or errors contained in any such statements.

2.11                        Fees.  Borrower shall pay to Collateral Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Collateral Agent and individual Lenders:

(a)                                  Audit, Appraisal, and Valuation Charges.  For the separate account of Collateral Agent, audit, appraisal, and valuation fees and charges as follows (i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of Borrower performed by personnel employed by Collateral Agent, (ii) if implemented, a one time charge of $3,000 plus out-of-pocket expenses for expenses for the establishment of electronic collateral reporting systems, (iii) a fee of $1,500 per day per appraiser, plus out-of-pocket expenses, for each appraisal of the Collateral performed by personnel employed by Collateral Agent, and (iv) the actual charges paid or incurred by Collateral Agent if it elects to employ the services of one or more third Persons to perform financial audits of Borrower, to appraise the Collateral, or any portion thereof, or to assess Borrower’s business valuation.

2.12                        Letters of Credit and Acceptances

(a)                                  Subject to the terms and conditions hereof, Issuing Lender agrees to issue letters of credit for the account of Borrower (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Agent) for the account of Borrower or (b) accept, or cause to be accepted Acceptances; provided, however, that Issuing Lender will not be required to issue or cause to be issued any Letter of Credit or accept or cause to be accepted any Acceptance to the extent that the face amount of such Letter of Credit or Acceptance would then cause (i) the Adjusted Letter of Credit Usage to exceed the Borrowing Base less the amount of outstanding Advances; (ii) the aggregate of outstanding Acceptances to exceed $5,000,000; or (iii) the Letter of Credit Usage to exceed the Maximum Revolver Amount less the total amount of Advances then outstanding.  All disbursements or payments related to Letters of Credit (unless immediately reimbursed) and Acceptances (unless paid on o r before the last day of the term thereof) shall be deemed to be Base Rate Loans and shall bear interest at the rate set forth in Section 2.6; Letters of Credit that have not been drawn upon and Acceptances that have not matured shall not bear interest.

(b)                                 Borrower may request Collateral Agent to issue or cause the issuance of a Letter of Credit by delivering to Collateral Agent and Issuing Lender, Issuing Lender’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Collateral Agent and Issuing Lender; and, such other certificates, documents and other papers and information as Collateral Agent or Issuing Lender may reasonably request.  Borrower also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Collateral Agent upon any amendment, extension or renewal of any Letter of Credit.

(c)                                  Each commercial L/C shall, among other things, (i) provide for the payment of sight drafts or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than six (6) months after such L/C’s date of issuance and in no event later than the Maturity Date.  Each commercial L/C shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revision thereof adhered to by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of California.

(d)                                 Collateral Agent shall use its reasonable efforts to notify Lenders of the request by Borrower for a Letter of Credit or an Acceptance hereunder.

(e)                                  Agent and Collateral Agent shall have absolute discretion whether to accept any draft.  Without in any way limiting Agent’s and Collateral Agent’s absolute discretion whether to accept any draft, Borrower will not present for acceptance any draft, and Agent and Collateral Agent will generally not accept any drafts (i) that arise out of transactions involving the sale of goods by Borrower not in the ordinary course of its business, (ii) that involve a sale to an Affiliate of Borrower, (iii) that involve any purchase for which Agent and Collateral Agent have not received all related documents, instruments and forms requested by either of them, (iv) for which Agent or Collateral Agent is unable to locate a purchaser in the ordinary course of business on standard terms, or (v) that is not eligible for discounting with Federal Reserve Banks pursuant to paragraph 7 of Section 13 of the Federal Reserve Act, as amended.

(f)                                    Subject to terms set by Agent and Collateral Agent from time to time in their discretion with respect to the acceptance of drafts generally, Borrower may request Acceptances on any Business Day, by delivering to Collateral Agent a request for an Acceptance in the form acceptable to Agent and Collateral Agent and, upon demand, copies of all invoices, delivery receipts and related documents relating to that request that Agent and Collateral Agent might require.  Provided that the request for Acceptance is received prior to 10:30 a.m. and approved by Collateral Agent, Collateral Agent shall make the net proceeds of the Acceptance available to Borrower by crediting the net amount of the Acceptance in lawful money of the United States and in immediately available funds to the Designated Account.

(g)                                 Borrower shall pay to Collateral Agent the amount of any Acceptance on or before its maturity date.  In addition, Collateral Agent is hereby irrevocably authorized, in its sole discretion, to make Advances from time to time, or to charge, or to instruct Agent to charge, any account of Borrower, to pay any Acceptance for which payment is due, or at any time after the occurrence of an Event of Default to fund cash collateral for any outstanding Acceptance.

(h)                                 Each Acceptance shall be payable in Dollars and shall be in the face amount of at least $1,000.  The maturity of each Acceptance shall be in any 30 day increment equal to or greater than 30 and less than or equal to 180 days or, if such day is not a Business Day, on the next succeeding Business Day and, in any event, no later than the day preceding the Maturity Date.  This subsection (h) will not apply to Acceptances created under L/C’s.

(i)                                     In connection with any Letter of Credit or Acceptance, Borrower shall indemnify, save and hold Agent, Collateral Agent, each Lender and each Issuing Lender harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent, Collateral Agent, any Lender or any Issuing Lender and expenses and reasonable attorneys’ fees incurred by Agent, Collateral Agent, any Lender or Issuing Lender arising out of, or in connection with, any Letter of Credit or Acceptance to be issued or created for Borrower.  Borrower shall be bound by Agent’s, Collateral Agent’s or any Issuing Lender’s regulations and good faith interpretations of any Letter of Credit or Acceptance issued or created for Borrower’s account, although this interpretation may be different from its own; and, neither Agent, nor Collateral Agent, nor any Lender, nor any Issuing Lender nor any of their correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in any Letter of Credit, Acceptance or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit or Acceptance, except for Agent’s, Collateral Agent’s, any Lender’s, any Issuing Lender’s or such correspondents’ gross negligence or willful misconduct.

(j)                                     Borrower shall authorize and direct any Issuing Lender to name Borrower as the “Applicant” or “Account Party” of each Letter of Credit.  If Collateral Agent is not the Issuing Lender of any Letter of Credit, Borrower shall authorize and direct the Issuing Lender to deliver to Collateral Agent all instruments, documents, and other writings and property received by the Issuing Lender pursuant to the Letter of Credit or any Acceptance related thereto and to accept and rely upon Collateral Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any Acceptance therefor.

(k)                                  In connection with all Letters of Credit and Acceptances issued or caused to be issued or created by Collateral Agent under this Agreement, Borrower hereby appoints Collateral Agent, or its designee, as its attorney, with full power and authority if an Event of Default or Default shall have occurred, (i) to sign and/or endorse Borrower’s name upon any warehouse, shipping, dock or other receipts, letter of credit applications and acceptances; (ii) to sign Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of Borrower or Collateral Agent or Collateral Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; (iv) to complete in Borrower’s name or Collateral Agent’s, or in the name of Collateral Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof; and (v) upon Borrower’s refusal to do so or after the occurrence and during the continuation of any Event of Default, to cancel, rescind, terminate, modify, amend or adjust in any other way, in whole or in part, any pending Letter of Credit or Acceptance transaction, and to do any and all other acts and things which may be necessary or proper in connection with this Agreement, the Letters of Credit and the Acceptances, or to enable Collateral Agent to obtain payment of any monies owed to it.  Neither Collateral Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Collateral Agent’s or its attorney’s gross negligence or willful misconduct.  This power, being coupled with an interest, is irrevocable as long as any Letter of Credit or Acceptance remains outstanding.

(l)                                     Collateral Agent reserves the sole right, in Collateral Agent’s sole discretion, to waive any discrepancies, defects or mistakes in any of the documents presented to Collateral Agent or Issuing Lender for negotiation or acceptance.

(m)                               Each Lender shall be deemed to have irrevocably purchased an undivided participation in each Letter of Credit and Acceptance, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit or Acceptance. Each Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to subsection 2.12(a) on the same terms and conditions as if Borrower had requested such Advance and Collateral Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders.  In the event that at the time a disbursement is made the unpaid balance of Advances exceeds or would exceed, with the making of such disbursement, the Dollar or percentage limitations set forth in Section 2.1, and such disbursement is not reimbursed by Borrower within two (2) Business Days, Collateral Agent shall promptly notify each Lender and upon Collateral Agent’s demand each Lender shall pay to Collateral Agent such Lender’s Pro Rata Share of such unreimbursed disbursement together with such Lender’s Pro Rata Share of Collateral Agent’s unreimbursed costs and expenses relating to such unreimbursed disbursement.  Upon receipt by Collateral Agent of a repayment from Borrower of any amount disbursed by Collateral Agent for which Collateral Agent had already been reimbursed by Lenders, Collateral Agent shall deliver to each Lender that Lender’s pro rata share of such repayment.  Each Lender’s participation commitment shall continue until the last to occur of any of the following events: (A) Collateral Agent and Issuing Lender cease to be obligated to issue or cause to be issued Letters of Credit or Acceptances hereunder; (B) no Letter of Credit or Acceptance issued or created hereunder remains outstanding and uncancelled or (C) all Persons (other than Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit and Acceptances.

(n)                                 Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Collateral Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that the issuance charge imposed by the prospective Underlying Issuer may be changed from time to time, and that the Underlying Issuer also imposes a Schedule of charges for amendments, extensions, drawings, and renewals.

(o)                                 If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental

Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)                                     any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii)                                  there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto, and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Collateral Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Collateral Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder.  The determination by Collateral Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(p)                                 Borrower acknowledges and agrees that certain of the Qualified Import Letters of Credit may provide for the presentation of time drafts to the Underlying Issuer.  If an Underlying Issuer accepts such a time draft that is presented under an Underlying Letter of Credit, it is acknowledged and agreed that (i) the Letter of Credit will require the Issuing Lender to reimburse the Underlying Issuer for amounts paid on account of such time draft on or after the maturity date thereof, (ii) the pricing provisions hereof (including Sections 2.6(b) and 2.12(e)) shall continue to apply, until payment of such time draft on or after the maturity date thereof, as if the Underlying Letter of Credit were still outstanding, and (iii) on the date on which Issuing Lender makes payment to the Underlying Issuer of the amounts paid on account of such time draft, Borrower immediately shall reimburse such amount to Issuing Lender and such amount shall constitute an L/C Disbursement hereunder.

2.13                        LIBOR Option

(a)                                  Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Collateral Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances  bear interest at the LIBOR Rate and Collateral Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b)                                 LIBOR Election.

(i)                                     Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Collateral Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Collateral Agent of a LIBOR Notice received by Collateral Agent before the LIBOR Deadline, or by telephonic notice received by Collateral Agent before the LIBOR Deadline (to be confirmed by delivery to Collateral Agent of a LIBOR Notice received by Collateral Agent prior to 5:00 p.m. (California time) on the same day.  Promptly upon its receipt of each such LIBOR Notice, Collateral Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

(ii)                                  Each LIBOR Notice shall be irrevocable and binding on Borrower.  In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Collateral Agent and the Lenders harmless against any loss, cost, or expense incurred by Collateral Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”).  Funding Losses shall, with respect to Collateral Agent or any Lender, be deemed to equal the amount determined by Collateral Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Collateral Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of Collateral Agent or a Lender delivered to Borrower setting forth any amount or amounts that Collateral Agent or such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

(iii)                               Borrower shall have not more than 5 LIBOR Rate Loans in effect at any given time.  Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c)                                  Prepayments.  Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Collateral Agent of proceeds of Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Collateral Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause  (b)(ii) above.

(d)                                 Special Provisions Applicable to LIBOR Rate.

(i)                                     The LIBOR Rate may be adjusted by Collateral Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give Borrower and Collateral Agent notice of such a determination and adjustment and Collateral Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender,  Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii)                                  In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Collateral Agent and Borrower and Collateral Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)                                  No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Collateral Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.  The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14                        Capital Requirements.  If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitment hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Collateral Agent thereof.  Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

3.                                      CONDITIONS; TERM OF AGREEMENT.

3.1                               Conditions Precedent to the Initial Extension of Credit.  The obligation of the Lender Group (or any member thereof) to make the initial Advance (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of Agent and Collateral Agent, of each of the conditions precedent set forth below:

(a)                                  the Closing Date shall occur on or before March      , 2003;

(b)                                 Collateral Agent shall have received all financing statements required by Collateral Agent, duly executed by Borrower, and Collateral Agent shall have received searches reflecting the filing of all such financing statements;

(c)                                  Collateral Agent shall have received each of the following documents, in form and substance satisfactory to Collateral Agent, duly executed, and each such document shall be in full force and effect:

(i)                                     the Treasury Management Agreements,

(ii)                                  the Control Agreements,

(iii)                               the IP Security Agreement,

(iv)                              the Disbursement Letter,

(v)                                 the Certification of Officers, and

(vi)                              the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Borrower, or authorization to effect the same;

(d)                                 Collateral Agent shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

(e)                                  Collateral Agent shall have received copies of Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

(f)                                    Collateral Agent shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is validly existing in such jurisdiction;

(g)                                 Collateral Agent shall have received certificates of status with respect to Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

(h)                                 Collateral Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Collateral Agent;

(i)                                     Collateral Agent shall have received an opinion of Borrower’s counsel in form and substance satisfactory to Collateral Agent;

(j)                                     Collateral Agent shall have received satisfactory evidence (including a certificate of the chief financial officer of Borrower) that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including Real Property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

(k)                                  Borrower shall have the Required Availability after giving effect to the initial extensions of credit hereunder;

(l)                                     Collateral Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrower’s books and records and verification of Borrower’s representations and warranties to the Lender Group, the results of which shall be satisfactory to Collateral Agent, and (ii) an inspection of each of the locations where Inventory is located, the results of which shall be satisfactory to Collateral Agent;

(m)                               Borrower shall pay all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

(n)                                 Collateral Agent shall have received copies of each of the license and distribution agreements to which Borrower is a party, together with a certificate of the Secretary of Borrower certifying each such document as being a true, correct, and complete copy thereof;

(o)                                 Borrower shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby and thereby; and

(p)                                 all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Collateral Agent.

3.2                               Conditions Subsequent to the Initial Extension of Credit.  The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

(a)                                  within 30 days of the Closing Date, deliver to Collateral Agent certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Collateral Agent and its counsel; and

(b)                                 by no later than March 31, 2003, Collateral Agent shall have received Collateral Access Agreements with respect to the following locations:  701 North 34th Street, Suite 400, Seattle, Washington 98103 and 401 Oakside Avenue, SW Renton, Washington 98055.

3.3                               Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make all Advances (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a)                                  the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date),

(b)                                 no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof,

(c)                                  no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Collateral Agent, any Lender, or any of their Affiliates.

(d)                                 no Material Adverse Change shall have occurred; provided, that (i) closures of Borrower’s retail stores and termination of the leases at such stores, and (ii) settlement of the currently pending securities litigation against Borrower, so long as such settlement does not cause a breach of any of the financial covenants set forth in Section 7.20, shall not constitute Material Adverse Change.

3.4                               Term.  This Agreement shall become effective upon the execution and delivery hereof by Borrower, Collateral Agent, Collateral Agent and the Lenders and shall continue in full force and effect for a term ending on March 10, 2005 (the “Maturity Date”).  The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and with notice to Borrower upon the occurrence and during the continuation of an Event of Default.

3.5                               Effect of Termination.  On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit and including all Bank Products Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Collateral Agent for the benefit of Lenders in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, or (iii) providing a back to back standby letter of credit in an amount equal to the then extant Letter of Credit Usage, and (b) providing cash collateral to be held by Collateral Agent for the benefit of Agent or its Affiliates with respect to the then extant Bank Products Obligations).  No termination of this Agreement, however, shall relieve or discharge Borrower of its duties, Obligations, or covenants hereunder and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group’s obligations to provide additional credit hereunder have been terminated.  When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Collateral Agent will, at Borrower’s sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Collateral Agent with respect to the Obligations.

3.6                               Early Termination by Borrower.  Borrower has the option, at any time upon 90 days prior written notice to Agent and Collateral Agent, to terminate this Agreement by paying to Collateral Agent, for the benefit of the Lender Group, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Collateral Agent for the benefit of Lenders in an amount equal to 105% of the Letter of Credit Usage at such time, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, or (iii) providing a back to back standby letter of credit in an amount equal to the then extant Letter of Credit Usage, and (b) providing cash collateral to be held by Collateral Agent for the benefit of Agent or its Affiliates with respect to the Bank Products Obligations then outstanding), in full, together with the Applicable Prepayment Premium (to be allocated based upon letter agreements between Collateral Agent and individual Lenders).  If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Collateral Agent for the benefit of Lenders in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, or (iii) providing a back to back standby letter of credit in an amount equal to the then extant Letter of Credit Usage, and (b) providing cash collateral to be held by Collateral Agent for the benefit of Agent or its Affiliates with respect to the then extant Bank Products Obligations), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice.  In the event of the termination of this Agreement at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of the Required Lenders to terminate after the occurrence of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (iv) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrower shall pay the Applicable Prepayment Premium to Collateral Agent (to be allocated based upon letter agreements between Collateral Agent and individual Lenders), measured as of the date of such termination.  Notwithstanding the above, no Applicable Prepayment Premium shall be due and payable in connection with a prepayment that results from a refinancing by Agent or any of its Affiliates.

4.                                      CREATION OF SECURITY INTEREST.

4.1                               Grant of Security Interest.  Borrower hereby grants to the Agent, for the benefit of the Lender Group, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  The Agent’s Liens in and to the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of the Agent or Borrower.  Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2                               Negotiable Collateral.  In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, Borrower, immediately upon the request of Collateral Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Collateral Agent, as bailee for Agent.

4.3                               Collection of Accounts, General Intangibles, and Negotiable Collateral.  Agent hereby appoints and designates Collateral Agent as its agent to handle all day to day and post-Event of Default activity relating to the Collateral, including, without limitation, collateral monitoring and management and exercising secured party remedies against the Collateral.  At any time after the occurrence and during the continuation of an Event of Default, Collateral Agent or Collateral Agent’s designee may (a) notify Account Debtors of Borrower that the Accounts, chattel paper, or General Intangibles have been assigned to Collateral Agent or Agent or that Collateral Agent or Agent has a security interest therein, or (b) collect the Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account.  Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any Collections that it receives and immediately will deliver said Collections to Collateral Agent or the Agent in their original form as received by Borrower.

4.4                               Delivery of Additional Documentation Required.  At any time upon the request of Collateral Agent, Borrower shall execute and deliver to Collateral Agent, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the “Additional Documents”) that Collateral Agent may request in its Permitted Discretion, in form and substance satisfactory to Collateral Agent, to perfect and continue perfected or better perfect the Lender Group’s Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Collateral Agent or Agent, for the benefit of the Lender Group, in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.  To the maximum extent permitted by applicable law, Borrower authorizes Collateral Agent to execute any such Additional Documents in Borrower’s name and authorizes Collateral Agent to file such executed Additional Documents in any appropriate filing office.  In addition, on such periodic basis as Collateral Agent shall require, Borrower shall (a) provide Collateral Agent with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by Borrower during the prior period, (b) cause all patents, copyrights, and trademarks acquired or generated by Borrower that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower’s ownership thereof, and (c) cause to be prepared, executed, and delivered to Collateral Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.

4.5                               Power of Attorney.  Borrower hereby irrevocably makes, constitutes, and appoints Agent and Collateral Agent (and any of Agent’s and Collateral Agent’s officers, employees, or agents designated by Agent or Collateral Agent) as Borrower’s true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower’s name on any Collection item that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent or Collateral Agent determines to be reasonable, and Agent and Collateral Agent may cause to be executed and delivered any documents and releases that Agent or Collateral Agent determines to be necessary.  The appointment of each of Agent and Collateral Agent as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

4.6                               Right to Inspect.  Collateral Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter, during normal business hours and with same day notice (which notice shall only be required so long as no Event of Default shall have occurred and be continuing) to Borrower to inspect the Books and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

4.7                               Control Agreements.  Borrower agrees that it will not transfer assets out of any Securities Accounts other than as permitted under Section 7.19 and, if to another securities intermediary, unless each of Borrower, Collateral Agent and/or Agent, and the substitute securities intermediary have entered into a Control Agreement.  No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Borrower without the prior written consent of Collateral Agent.  Upon the occurrence and during the continuance of a Default or Event of Default, Collateral Agent may notify any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Collateral Agent’s Account.

5.                                      REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1                               No Encumbrances.  Borrower has good and indefeasible title to the Collateral and the Real Property, free and clear of Liens except for Permitted Liens.

5.2                               Eligible Accounts.  The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Borrower’s business, owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation.  As to each Account that is identified by Borrower as an Eligible Account in a borrowing base report submitted to Collateral Agent, such Account is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

5.3                               Eligible Inventory.  All Eligible Inventory is of good and merchantable quality, free from defects.  As to each item of Inventory that is identified by Borrower as Eligible Inventory in a borrowing base report submitted to Collateral Agent, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

5.4                               Equipment.  All of the Equipment is used or held for use in Borrower’s business and is fit for such purposes.

5.5                               Location of Inventory and Equipment.  The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party and are located only at the locations identified on Schedule 5.5.

5.6                               Inventory Records.  Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

5.7                               Location of Chief Executive Office; FEIN.  The chief executive office of Borrower is located at the address indicated in Schedule 5.7 and Borrower’s FEIN is identified in Schedule 5.7.

5.8                               Due Organization and Qualification; Subsidiaries.

(a)                                  Borrower is duly organized and validly existing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

(b)                                 Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.  Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)                                  Set forth on Schedule 5.8(c), is a complete and accurate list of Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower.  All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)                                 Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrowers’ Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

5.9                               Due Authorization; No Conflict.

(a)                                  The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

(b)                                 The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower’s interestholders or any approval or consent of any Person under any material contractual obligation of Borrower.

(c)                                  Other than the filing of financing statements, fixture filings, and Mortgages, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

(d)                                 This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)                                  The Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

5.10                        Litigation.  Other than those matters disclosed on Schedule 5.10, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against Borrower, or any of its Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date that, if decided adversely to Borrower, or any of its Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

5.11                        Financial Statements.  All financial statements relating to Borrower that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrower’s financial condition as of the date thereof and results of operations for the period then ended.

5.12                        Fraudulent Transfer.

(a)                                  Borrower is Solvent.

(b)                                 No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

5.13                        Employee Benefits.  None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

5.14                        Environmental Condition.  Except as set forth on Schedule 5.14, (a) to Borrower’s knowledge, none of Borrower’s assets has ever been used by Borrower or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) Borrower has not received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower, and (d) Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

5.15                        Brokerage Fees.  Borrower has not utilized the services of any broker or finder in connection with Borrower’s obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by Borrower in connection herewith.

5.16                        Intellectual Property.  Borrower owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted.  Attached hereto as Schedule 5.16 is a true, correct, and complete listing of all material patents, patent applications, trademark registrations, trademark applications, copyright applications, and copyright registrations as to which Borrower is the owner or is an exclusive licensee.

5.17                        Leases.  Borrower enjoys peaceful and undisturbed possession under all leases material to the business of Borrower and to which it is a party or under which it is operating.  All of such leases are valid and subsisting and no material default by Borrower exists under any of them.

5.18                        DDAs.  Set forth on Schedule 5.18 are all of Borrower’s DDAs, including, with respect to each depository (i) the name and address of such depository, and (ii) the account numbers of the accounts maintained with such depository.  Borrower agrees to close all of its DDAs at Washington Mutual Bank by no later than April 30, 2003.

5.19                        Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of Borrower in writing to Collateral Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower in writing to Collateral Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Collateral Agent, such additional Projections represent Borrower’s good faith best estimate of its future performance for the periods covered thereby.

5.20                        Indebtedness.  Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of Borrower outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

6.                                      AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower shall and shall cause each of its Subsidiaries to do all of the following:

6.1                               Accounting System.  Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Collateral Agent.  Borrower also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

6.2                               Collateral Reporting.  Provide Collateral Agent (and if so requested by Collateral Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Collateral Agent:

Daily	(a)	a sales journal, collection journal, and credit register since the last such Schedule and a calculation of the Borrowing Base as of such date, and

	(b)	notice of all returns, disputes, or claims.

Weekly	(c)	Inventory reports specifying Borrower’s cost and the wholesale market value of its Inventory, by category, with additional detail showing additions to and deletions from the Inventory.

Monthly (not later than the 10th day of each month)	(d)	a detailed calculation of the Borrowing Base (including detail regarding those Accounts that are not Eligible Accounts),

	(e)	a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Collateral Agent,

	(f)	a summary aging, by vendor, of Borrower’s accounts payable and any book overdraft, and

	(g)	a calculation of Dilution for the prior month.

Quarterly	(h)	a detailed list of Borrower’s customers,

	(i)	a report regarding Borrower’s accrued, but unpaid, ad valorem taxes,

Upon request by Collateral Agent	(j)

copies of invoices in connection with the Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with the Accounts and, for Inventory and Equipment acquired by Borrower, purchase orders and invoices, and

	(k)	such other reports as to the Collateral, or the financial condition of Borrower, as Agent or Collateral Agent may request.

In addition, Borrower agrees to cooperate fully with Collateral Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

6.3                               Financial Statements, Reports, Certificates.  Deliver to Collateral Agent, with copies to each Lender:

(a)                                  as soon as available, but in any event within 45 days  after the end of each of the first 3 fiscal quarters during each of Borrower’s fiscal years,

(i)                                     a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Borrower’s and its Subsidiaries’ operations during such period,

(ii)                                  a certificate signed by the chief financial officer of Borrower (in his or her corporate capacity) to the effect that:

(A)                              the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower and its Subsidiaries,

(B)                                the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

(C)                                there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto), and

(iii)                               for each month that is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.20, and

(b)                                 as soon as available, but in any event within 90 days after the end of each of Borrower’s fiscal years,

(i)                                     financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Collateral Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),

(ii)                                  a certificate of such accountants addressed to Collateral Agent and the Lenders stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.20,

(c)                                  as soon as available, but in any event within 30 days prior to the start of each of Borrower’s fiscal years,

(i)                                     copies of Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Collateral Agent, in its sole discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Borrower as being such officer’s good faith best estimate of the financial performance of Borrower during the period covered thereby,

(d)                                 if and when filed by Borrower,

(i)                                     Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii)                                  any other filings made by Borrower with the SEC,

(iii)                               copies of Borrower’s federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

(iv)                              any other information that is provided by Borrower to its shareholders generally,

(e)                                  if and when filed by Borrower and as requested by Collateral Agent, satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which (i) Borrower conducts business and pays any such excise tax, (ii) where Borrower’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of Borrower, or (iii) where Borrower’s failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

(f)                                    as soon as Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto, and

(g)                                 upon the request of Collateral Agent, any other report reasonably requested relating to the financial condition of Borrower.

In addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on both a consolidated and consolidating basis and agrees that no Subsidiary of Borrower will have a fiscal year different from that of Borrower.  Borrower agrees that its independent certified public accountants are authorized to communicate with Collateral Agent and to release to Collateral Agent whatever financial information concerning Borrower that Collateral Agent may reasonably request.  Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Collateral Agent pursuant to or in accordance with this Agreement, and agrees that Collateral Agent may contact directly any such accounting firm or service bureau in order to obtain such information.

6.4                               Intentionally Omitted.

6.5                               Return.  Cause returns and allowances, as between Borrower and its Account Debtors, to be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement.  If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Collateral Agent) in the appropriate amount to such Account Debtor.  If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Collateral Agent consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Collateral Agent) in the appropriate amount to such Account Debtor.

6.6                               Maintenance of Properties.  Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee so as to prevent any loss or forfeiture thereof or thereunder.

6.7                               Taxes.  Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.  Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Collateral Agent with proof satisfactory to Collateral Agent indicating that Borrower has made such payments or deposits.

6.8                               Insurance.

(a)                                  At Borrower’s expense, maintain insurance respecting its assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.  All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Collateral Agent. Borrower shall deliver copies of all such policies to Collateral Agent with a satisfactory lender’s loss payable endorsement naming Collateral Agent as sole loss payee or additional insured, as appropriate.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Collateral Agent in the event of cancellation of the policy for any reason whatsoever.

(b)                                 Borrower shall give Collateral Agent prompt notice of any loss covered by such insurance.  Collateral Agent shall have the exclusive right to adjust any losses payable under any such insurance policies in excess of $50,000, without any liability to Borrower whatsoever in respect of such adjustments.  Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Collateral Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

(c)                                  Borrower will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Collateral Agent is included thereon as named insured with the loss payable to Collateral Agent under a lender’s loss payable endorsement or its equivalent.  Borrower immediately shall notify Collateral Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Collateral Agent.

6.9                               Location of Inventory and Equipment.  Keep the Inventory and Equipment only at the locations identified on Schedule 5.5; provided, however, that Borrower may amend Schedule 5.5 so long as such amendment occurs by written notice to Collateral Agent not less than 30 days prior to the date on which Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent’s Liens on such assets and also provides to Collateral Agent a Collateral Access Agreement.

6.10                        Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

6.11                        Leases.  Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.

6.12                        Brokerage Commissions.  Pay any and all brokerage commission or finders fees incurred in connection with or as a result of Borrower’s obtaining financing from the Lender Group under this Agreement.  Borrower agrees and acknowledges that payment of all such brokerage commissions or finders fees shall be the sole responsibility of Borrower, and Borrower agrees to indemnify, defend, and hold Collateral Agent and the Lender Group harmless from and against any claim of any broker or finder arising out of Borrower’s obtaining financing from the Lender Group under this Agreement.

6.13                        Existence.  At all times preserve and keep in full force and effect Borrower’s valid existence and good standing and any rights and franchises material to Borrower’s businesses.

6.14                        Environmental.

(a)                                  Keep any property either owned or operated by Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Collateral Agent documentation of such compliance which Collateral Agent reasonably requests, (c) promptly notify Collateral Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Collateral Agent with written notice within 10 days of the receipt of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

6.15                        Disclosure Updates.  Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (a) notify Collateral Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

7.                                      NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not and will not permit any of its Subsidiaries to do any of the following:

7.1                               Indebtedness.  Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)                                  Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b)                                 Indebtedness set forth on Schedule 5.20,

(c)                                  Permitted Purchase Money Indebtedness, and

(d)                                 refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Collateral Agent’s judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness; and

(e)                                  Indebtedness composing Permitted Investments.

7.2                               Liens.  Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

7.3                               Restrictions on Fundamental Changes.

(a)                                  Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock.

(b)                                 Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c)                                  Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

7.4                               Disposal of Assets.  Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of Borrower’s assets.

7.5                               Change Name, etc.  Change Borrower’s name, state of incorporation, FEIN, corporate structure, or identity, or add any new fictitious name; provided, however, that Borrower may change its name upon at least 30 days prior written notice to Collateral Agent of such change and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent’s Liens.

7.6                               Guarantee.  Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Collateral Agent.

7.7                               Nature of Business.  Make any change in the principal nature of its business.

7.8                               Prepayments and Amendments.

(a)                                  Except in connection with a refinancing permitted by Section 7.1(d), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower, other than the Obligations in accordance with this Agreement, and

(b)                                 Except in connection with a refinancing permitted by Section 7.1(d), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b) or (c).

7.9                               Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.10                        Consignments.  Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

7.11                        Distributions.  Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of Borrower’s Stock, of any class, whether now or hereafter outstanding.

7.12                        Accounting Methods.  Modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s accounting records without said accounting firm or service bureau agreeing to provide Collateral Agent information regarding the Collateral or Borrower’s financial condition.

7.13                        Investments.  Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Borrower and its Subsidiaries shall not have Permitted Investments (other than in the Treasury Management Account) in deposit accounts or Securities Accounts in excess of $5,000,000 outstanding at any one time unless Borrower or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments, as Collateral Agent shall determine in its Permitted Discretion, to perfect (and further establish) the Agent’s Liens in such Permitted Investments.

7.14                        Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms, that are fully disclosed to Collateral Agent, and that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate.

7.15                        Suspension.  Suspend or go out of a substantial portion of its business.

7.16                        Intentionally Omitted.

7.17                        Use of Proceeds.  Use the proceeds of the Advances and the Term Loan for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

7.18                        Change in Location of Chief Executive Office; Inventory and Equipment with Bailees.  Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Collateral Agent and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent’s Liens and also provides to Collateral Agent a Collateral Access Agreement with respect to such new location.  The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Collateral Agent’s prior written consent.

7.19                        Securities Accounts.  Establish or maintain any Securities Account unless Collateral Agent shall have received a Control Agreement in respect of such Securities Account.  Borrower shall not transfer assets out of any Securities Account; provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.

7.20                        Financial Covenants.

(a)                                  Fail to maintain:

(i)                                     Tangible Net Worth.  Tangible Net Worth of at least $50,000,000 at all times, measured at the end of each fiscal quarter.

(ii)                                  Working Capital.  Working Capital of at least $35,000,000 at all times, measured at the end of each fiscal quarter.

(b)                                 Make:

(i)                                     Capital Expenditures.  Capital expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2003	Fiscal Year 2004	Fiscal Year 2005
$3,000,000	$2,500,000	$2,500,000

8.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1                               If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations);

8.2                               If Borrower fails to perform, keep, or observe (a) any term, provision, condition or covenant contained in Section 6.2 and such failure continues for a period of 5 days after such failure; (b) any term, provision, condition or covenant contained in Sections 6.3, 6.6, 6.7 or 6.11 and such failure continues for a period of 15 days after the date of such failure; or (c) any other term, provision, condition, covenant, or agreement contained in this Agreement or in any of the other Loan Documents;

8.3                               If any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

8.4                               If an Insolvency Proceeding is commenced by Borrower or any of its Subsidiaries;

8.5                               If an Insolvency Proceeding is commenced against Borrower, or any of its Subsidiaries, and any of the following events occur:  (a) Borrower or the Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Collateral Agent (including any successor Collateral Agent) and each other member of the Lender Group shall be relieved of their obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or any of its Subsidiaries, or (e) an order for relief shall have been entered therein;

8.6                               If Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7                               If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower’s or any of its Subsidiaries’ assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower’s or any of its Subsidiaries’ assets and the same is not paid before such payment is delinquent;

8.8                               If a judgment or other claim in excess of $100,000 becomes a Lien or encumbrance upon any material portion of Borrower’s or any of its Subsidiaries assets, and such judgment or other claim is not discharged or bonded pending appeal within 30 days;

8.9                               If there is a default in any material agreement to which Borrower or any of its Subsidiaries is a party and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of Borrower’s or its Subsidiaries’ obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein;

8.10                        If Borrower or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.11                        If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to the Lender Group by Borrower, its Subsidiaries, or any officer, employee, Collateral Agent, or director of Borrower or any of its Subsidiaries;

8.12                        If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

8.13                        Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, or a proceeding shall be commenced by Borrower, or by any Governmental Authority having jurisdiction over Borrower, seeking to establish the invalidity or unenforceability thereof, or Borrower shall deny that Borrower has any liability or obligation purported to be created under any Loan Document.

9.                                      THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1                               Rights and Remedies.  Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Collateral Agent to do any one or more of the following on behalf of the Lender Group (and Collateral Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrower:

(a)                                  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)                                 Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

(c)                                  Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the  Agent’s Liens in the Collateral and without affecting the Obligations;

(d)                                 Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Collateral Agent considers advisable, and in such cases, Collateral Agent will credit Borrower’s Loan Account with only the net amounts received by Collateral Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

(e)                                  Cause Borrower to hold all returned Inventory in trust for the Lender Group, segregate all returned Inventory from all other assets of Borrower or in Borrower’s possession and conspicuously label said returned Inventory as the property of the Lender Group;

(f)                                    Without notice to or demand upon Borrower, make such payments and do such acts as Collateral Agent considers necessary or reasonable to protect its security interests in the Collateral.  Borrower agrees to assemble the Personal Property Collateral if Collateral Agent so requires, and to make the Personal Property Collateral available to Collateral Agent at a place that Collateral Agent may designate which is reasonably convenient to both parties.  Borrower authorizes Collateral Agent to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that conflicts with the Agent’s Liens and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor.  With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Collateral Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(g)                                 Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Treasury Management Account), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;

(h)                                 Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, and any amounts received in the Treasury Management Account, to secure the full and final repayment of all of the Obligations;

(i)                                     Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral.  Borrower hereby grants to Collateral Agent a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(j)                                     Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Collateral Agent determines is commercially reasonable.  It is not necessary that the Personal Property Collateral be present at any such sale;

(k)                                  Collateral Agent shall give notice of the disposition of the Personal Property Collateral as follows:

(i)                                     Collateral Agent shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii)                                  The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(l)                                     Collateral Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale; and

(m)                               Collateral Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(n)                                 The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document; and

(o)                                 Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower.  Any excess will be returned, without interest and subject to the rights of third Persons, by Collateral Agent to Borrower.

9.2                               Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.                               TAXES AND EXPENSES.

If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Collateral Agent, in its sole discretion and without prior notice to Borrower, may do any or all of the following:  (a) make payment of the same or any part thereof, (b) set up such reserves in Borrower’s Loan Account as Collateral Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Collateral Agent deems prudent.  Any such amounts paid by Collateral Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement.  Collateral Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.                               WAIVERS; INDEMNIFICATION.

11.1                        Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

11.2                        The Lender Group’s Liability for Collateral.  Borrower hereby agrees that:  (a) so long as Collateral Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

11.3                        Indemnification.  Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any

Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON, BUT EXCLUDING INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON.

12.                               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrower or Collateral Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Collateral Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Collateral Agent, as the case may be, at its address set forth below:

If to Borrower:	CUTTER & BUCK INC.
701 N. 34th Street, Suite 400 Seattle, Washington 98103 Attn: Ms. Fran Conley Fax No. 206.448.3034

with copies to:	LANE POWELL SPEARS LUBERSKY LLP
1420 Fifth Avenue, Suite 4100 Seattle, WA 98101 Attn: Michael Morgan, Esq. Fax No. (206) 223-7107

If to Collateral Agent:	CENTURY BUSINESS CREDIT CORPORATION
333 South Grand Avenue, Suite 4150 Los Angeles, CA 90071 Attn: Martin Eckstein Fax No. 310.453.7443

with copies to:	BUCHALTER, NEMER, FIELDS & YOUNGER
601 So. Figueroa Street Suite 2400 Los Angeles, California 90017 Attn: Jeffrey H. Kapor, Esq. Fax No. 213.896-0400

If to Agent:	WELLS FARGO BANK, N.A. 999 Third Avenue, 47th Floor Seattle, Washington 98104 Attn: Tony Liebo Fax No. 206.447-9851

Collateral Agent and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 12, other than notices by Collateral Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail.  Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)                                  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(b)                                 THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT COLLATERAL AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE COLLATERAL AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  BORROWER AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c)                                  BORROWER AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS

OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWER AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.                               ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1                        Assignments and Participations.

(a)                                  Any Lender may, with the written consent of Borrower (such consent not to be unreasonably withheld) and Collateral Agent (provided that no written consent of Collateral Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Transferee), assign and delegate to one or more assignees (each an “Assignee”) all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrower and Collateral Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Collateral Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Collateral Agent an Assignment and Acceptance in form and substance satisfactory to Collateral Agent, and (iii) the assignor Lender or Assignee has paid to Collateral Agent for Collateral Agent’s separate account a processing fee in the amount of $5,000.  Anything contained herein to the contrary notwithstanding, the consent of Collateral Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

(b)                                 From and after the date that Collateral Agent notifies the assignor Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall affect a novation between Borrower and the Assignee.

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Collateral Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Collateral Agent to take such actions and to exercise such powers under this Agreement as are delegated to Collateral Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)                                 Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance and receipt and acknowledgment by Collateral Agent of such fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)                                  Any Lender may at any time, with the written consent of Borrower (such consent not to be unreasonably withheld) and Collateral Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents (provided that no written consent of Collateral Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Collateral Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (a) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (b) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (c) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (d) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (e) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Collateral Agent, Borrower, the Collections, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)                                    In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to Borrower or Borrower’s business.

(g)                                 Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h)                                 Agent may, with the prior consent of Collateral Agent, assign any rights or obligations it may have hereunder to any other Person.

14.2                        Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15.                               AMENDMENTS; WAIVERS.

15.1                        Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Collateral Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Borrower, do any of the following:

(a)                                  increase or extend any Commitment of any Lender,

(b)                                 postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c)                                  reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d)                                 change the percentage of the Commitments that is required to take any action hereunder,

(e)                                  amend this Section or any provision of the Agreement providing for consent or other action by all Lenders,

(f)                                    release Collateral other than as permitted by Section 16.12,

(g)                                 change the definition of “Required Lenders”,

(h)                                 contractually subordinate any of the Agent’s Liens,

(i)                                     release Borrower from any obligation for the payment of money, or

(j)                                     change the definition of Borrowing Base or the definitions of Eligible Accounts, Eligible Inventory, Eligible In-Transit Inventory, Eligible Landed Inventory, Maximum Revolver Amount, or change Section 2.1(b), or

(k)                                  amend any of the provisions of Section 16.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Collateral Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Collateral Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document.  The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

15.2                        Replacement of Holdout Lender.

(a)                                  If any action to be taken by the Lender Group or Collateral Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Collateral Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)                                 Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever.  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance Agreement.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1.  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchased a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

15.3                        No Waivers; Cumulative Remedies.  No failure by Collateral Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Collateral Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Collateral Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Collateral Agent or any Lender on any occasion shall affect or diminish Collateral Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement.  Collateral Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Collateral Agent or any Lender may have.

16.                               AGENT; COLLATERAL AGENT; THE LENDER GROUP.

16.1                        Appointment and Authorization of Agent and Collateral Agent.  Each Lender hereby designates and appoints Century and Wells Fargo Bank, N.A. (“Wells”) as its representatives under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent and Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent and Collateral Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent and Collateral Agent agree to act as such on the express conditions contained in this Section 16.  The provisions of this Section 16 are solely for the benefit of Agent, Collateral Agent, and the Lenders, and Borrower shall have no rights as a third party beneficiary of any of the provisions contained herein.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, neither Agent nor Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall Agent or Collateral Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read Agent nor into this Agreement or any other Loan Document or otherwise exist against Collateral Agent; it being expressly understood and agreed that the use of the word, “Collateral Agent” and “Agent” are for convenience only, that Century and Wells are merely the representatives of the Lenders, and only have the contractual duties set forth herein.  Except as expressly otherwise provided in this Agreement, each of Agent and Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent or Collateral Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent and Collateral Agent, Lenders agree that each of Agent and Collateral Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent or Collateral Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent or Collateral Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2                        Delegation of Duties.  Each of Agent and Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither Agent nor Collateral Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3                        Liability of Agent and Collateral Agent.  None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent or Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrower or the books or records or properties of any of Borrower’s Subsidiaries or Affiliates.

16.4                        Reliance by Agent and Collateral Agent.  Each of Agent and Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent or Collateral Agent.  Each of Agent and Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent or Collateral Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent or Collateral Agent shall act, or refrain from acting, as it deems advisable.  If Agent or Collateral Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each of Agent and Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

16.5                        Notice of Default or Event of Default.  Neither Agent nor Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent or Collateral Agent for the account of the Lenders, except with respect to Events of Default of which Agent or Collateral Agent has actual knowledge, unless Agent or Collateral Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Collateral Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Collateral Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Collateral Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 16.4, Agent and/or Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent and/or Collateral Agent has received any such request, Agent and/or Collateral

Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6                        Credit Decision.  Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent or Collateral Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to Agent and Collateral Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Collateral Agent, neither Agent nor Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

16.7                        Costs and Expenses; Indemnification.  Each of Agent and Collateral Agent may incur and pay Lender Group Expenses to the extent Agent or Collateral Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent, Collateral Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise.  Each of Agent and Collateral Agent is authorized and directed to deduct and retain sufficient amounts from Collections received by Agent or Collateral Agent to reimburse Agent and Collateral Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders.  In the event Agent and/or Collateral Agent is not reimbursed for such costs and expenses from Collections received by Agent or Collateral Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent and Collateral Agent for the amount of such Lender’s Pro Rata Share thereof.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent and Collateral Agent upon demand for such Lender’s ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by Agent or Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent or Collateral Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent or Collateral Agent.

16.8                        Agent and Collateral Agent in Individual Capacities.  Each of Wells (to the extent provided hereunder) and Century and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though Wells were not Agent and Century were not Collateral Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, each of Wells and Century or its Affiliates may receive information regarding Borrower or its Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Collateral Agent will use its reasonable best efforts to obtain), neither Agent nor Collateral Agent shall be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include Century in its individual capacity.

16.9                        Successor Agent and Collateral Agent.  Each of Agent and Collateral Agent may resign as Agent or Collateral Agent upon 45 days notice to the Lenders.  If Agent or Collateral Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent or Collateral Agent for the Lenders.  If no successor Agent or Collateral Agent is appointed prior to the effective date of the resignation of Agent or Collateral Agent, Agent or Collateral Agent may appoint, after consulting with the Lenders, a successor Agent or Collateral Agent.  If Agent or Collateral Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent or Collateral Agent with a successor Agent or Collateral Agent from among the Lenders.  In any such event, upon the acceptance of its appointment as successor Agent or Collateral Agent hereunder, such successor Agent or Collateral Agent shall succeed to all the rights, powers, and duties of the retiring Agent or Collateral Agent and the terms “Agent” or “Collateral Agent” shall mean such successor Agent or Collateral Agent and the retiring Agent’s or Collateral Agent’s appointment, powers, and duties as Agent or Collateral Agent shall be terminated.  After any retiring Agent’s or Collateral Agent’s resignation hereunder as Agent or Collateral Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Collateral Agent under this Agreement.

If no successor Agent or Collateral Agent has accepted appointment as Agent or Collateral Agent by the date which is 45 days following a retiring Agent’s or Collateral Agent’s notice of resignation, the retiring Agent’s or Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent or Collateral Agent hereunder until such time, if any, as the Lenders appoint a successor Agent or Collateral Agent as provided for above.

16.10                 Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them.  With respect to the Swing Loans and Collateral Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Collateral Agent.

16.11                 Withholding Taxes.

(a)                                  If any Lender is a “foreign corporation, partnership or trust” within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Collateral Agent and Borrower, to deliver to Collateral Agent and Borrower:

(i)                                     if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (a) a statement of the Lender, signed under penalty of perjury, that it is not a (i) a “bank” as described in Section 881(c)(3)(A) of the IRC, (ii) a 10% shareholder (within the meaning of Section 881(c)(3)(B) of the IRC), or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the IRC, and (b) a properly completed IRS Form W-8BEN, before the first payment of any interest under this Agreement and at any other time reasonably requested by Collateral Agent or Borrower;

(ii)                                  if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form W-8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by Collateral Agent or Borrower;

(iii)                               if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by Collateral Agent or Borrower;

(iv)                              such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify Collateral Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b)                                 If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify Collateral Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender.  To the extent of such percentage amount, Collateral Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(c)                                  If any Lender is entitled to a reduction in the applicable withholding tax, Collateral Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by subsection (a) of this Section are not delivered to Collateral Agent, then Collateral Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(d)                                 If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Collateral Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Collateral Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Collateral Agent harmless for all amounts paid, directly or indirectly, by Collateral Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Collateral Agent under this Section, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Collateral Agent.

(e)                                  All payments made by Borrower hereunder or under any note will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below).  All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.11(e) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts payable to Collateral Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 16.11, or (ii) if the increase in such amount payable results from Collateral Agent’s or such Lender’s own willful misconduct or gross negligence.  Borrower will furnish to Collateral Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

16.12                 Collateral Matters.

(a)                                  The Lenders hereby irrevocably authorize each of Agent and Collateral Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Collateral Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent and Collateral Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower owned no interest at the time the security interest was granted or at any time thereafter, or (iv) constituting property leased to Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement.  Except as provided above, neither Agent nor Collateral Agent will execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders.  Upon request by Agent or Collateral Agent or Borrower at any time, the Lenders will confirm in writing Agent’s or Collateral Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) neither Agent nor Collateral Agent shall be required to execute any document necessary to evidence such release on terms that, in Agent’s or Collateral Agent’s opinion, would expose Agent or Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)                                 Neither Agent nor Collateral Agent shall have any obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent or Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, each of Agent and Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given Collateral Agent’s own interest in the Collateral in its capacity as one of the Lenders and that neither Agent nor Collateral Agent shall have any other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

16.13                 Restrictions on Actions by Lenders; Sharing of Payments.

(a)                                  Each of the Lenders agrees that it shall not, without the express consent of Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Collateral Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Collateral Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

(b)                                 If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Collateral Agent pursuant to the terms of this Agreement, or (ii) payments from Collateral Agent in excess of such Lender’s ratable portion of all such distributions by Collateral Agent, such Lender promptly shall (1) turn the same over to Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to Collateral Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14                 Agency for Perfection.  Each of Agent and Collateral Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender obtain possession of any such Collateral, such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions.

(a)                                  Payments by Collateral Agent to the Lenders.  All payments to be made by Collateral Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Collateral Agent.  Concurrently with each such payment, Collateral Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

16.15                 Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent and Collateral Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group.  Each member of the Lender Group agrees that any action taken by Agent or Collateral Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent or Collateral Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.16                 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)                                  is deemed to have requested that Collateral Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by Collateral Agent, and Collateral Agent shall so furnish each Lender with such Reports,

(b)                                 expressly agrees and acknowledges that Collateral Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Collateral Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon the Books, as well as on representations of Borrower’s personnel,

(d)                                 agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Borrower that in any event such Lender may make disclosures (a) to counsel for and other advisors, accountants, and auditors to such Lender, (b) reasonably required by any bona fide potential or actual Assignee or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such

Lender’s rights hereunder, (c) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or Participants, or (d) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof, and

(e)                                  without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Collateral Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Collateral Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Collateral Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f)                                    In addition to the foregoing:  (x) any Lender may from time to time request of Collateral Agent in writing that Collateral Agent provide to such Lender a copy of any report or document provided by Borrower to Collateral Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Collateral Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Collateral Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Collateral Agent to exercise such right as specified in such Lender’s notice to Collateral Agent, whereupon Collateral Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Collateral Agent promptly shall provide a copy of same to such Lender, and (z) any time that Collateral Agent renders to Borrower a statement regarding the Loan Account, Collateral Agent shall send a copy of such statement to each Lender.

16.17                 Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent and/or Collateral Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent and/or Collateral Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no

Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group.  No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.18                 Legal Representation of Agent and Collateral Agent.  In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Buchalter, Nemer, Fields & Younger (“Buchalter”) only has represented and only shall represent Wells in its capacity as Agent and Century in its capacity as Collateral Agent and as a Lender.  Each other Lender hereby acknowledges that Buchalter does not represent it in connection with any such matters.

17.                               GENERAL PROVISIONS.

17.1                        Effectiveness.  This Agreement shall be binding and deemed effective when executed by Borrower, Collateral Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2                        Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3                        Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4                        Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5                        Amendments in Writing.  This Agreement only can be amended by a writing signed by Collateral Agent (on behalf of the requisite Lenders) and Borrower.

17.6                        Counterparts; Telefacsimile Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.7                        Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by Borrower or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.8                        Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

CUTTER & BUCK INC. a Washington corporation

By:	/s/ Ernest Johnson
Title:	Senior Vice President and Chief Financial Officer

CENTURY BUSINESS CREDIT CORPORATION a New York corporation, as Collateral Agent and Lender

By:	/s/ Steven A. Stone
Title:	Executive Vice President

WELLS FARGO BANK, N. A. a national banking association, as Agent

By:
Title:

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                              between                                                  (“Assignor”) and                                                     (“Assignee”).  Reference is made to the Agreement described in Item 2 of Annex I annexed hereto (the “Loan Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

18.  IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF SECTION 14 OF THE LOAN AGREEMENT, THE ASSIGNOR HEREBY SELLS AND ASSIGNS TO THE ASSIGNEE, AND THE ASSIGNEE HEREBY PURCHASES AND ASSUMES FROM THE ASSIGNOR, THAT INTEREST IN AND TO THE ASSIGNOR’S RIGHTS AND OBLIGATIONS UNDER THE LOAN DOCUMENTS AS OF THE DATE HEREOF WITH RESPECT TO THE OBLIGATIONS OWING TO THE ASSIGNOR, AND ASSIGNOR’S PORTION OF THE TOTAL COMMITMENTS, THE REVOLVER COMMITMENTS, AN THE TERM LOAN COMMITMENTS ALL AS SPECIFIED IN ITEM 4.B AND ITEM 4.C OF ANNEX I.  AFTER GIVING EFFECT TO SUCH SALE AND ASSIGNMENTS, THE ASSIGNEE’S PORTION OF THE COMMITMENTS WILL BE AS SET FORTH IN ITEM 4.B OF ANNEX I.  AFTER GIVING EFFECT TO SUCH SALE AND ASSIGNMENT THE ASSIGNOR’S AMOUNT AND PORTION OF THE COMMITMENTS WILL BE AS SET FORTH IN ITEM 4.D AND ITEM 4.E OF ANNEX I.

19.  THE ASSIGNOR (A) REPRESENTS AND WARRANTS THAT IT IS THE LEGAL AND BENEFICIAL OWNER OF THE INTEREST BEING ASSIGNED BY IT HEREUNDER AND THAT SUCH INTEREST IS FREE AND CLEAR OF ANY ADVERSE CLAIM; (B) MAKES NO REPRESENTATION OR WARRANTY AND ASSUMES NO RESPONSIBILITY WITH RESPECT TO ANY STATEMENTS, WARRANTIES OR REPRESENTATIONS MADE IN OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE EXECUTION, LEGALITY, VALIDITY, ENFORCEABILITY, GENUINENESS, SUFFICIENCY OR VALUE OF THE LOAN DOCUMENTS OR ANY OTHER INSTRUMENT OR DOCUMENT FURNISHED PURSUANT THERETO; AND (C) MAKES NO REPRESENTATION OR WARRANTY AND ASSUMES NO RESPONSIBILITY WITH RESPECT TO THE FINANCIAL CONDITION OF BORROWER OR THE PERFORMANCE OR OBSERVANCE BY BORROWER OF ANY OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS OR ANY OTHER INSTRUMENT OR DOCUMENT FURNISHED PURSUANT THERETO.

20.  THE ASSIGNEE (A) CONFIRMS THAT IT HAS RECEIVED COPIES OF THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, TOGETHER WITH COPIES OF THE FINANCIAL STATEMENTS REFERRED TO THEREIN AND SUCH OTHER DOCUMENTS AND INFORMATION AS IT HAS DEEMED APPROPRIATE

TO MAKE ITS OWN CREDIT ANALYSIS AND DECISION TO ENTER INTO THIS ASSIGNMENT AGREEMENT; (B) AGREES THAT IT WILL, INDEPENDENTLY AND WITHOUT RELIANCE, AS IT SHALL DEEM APPROPRIATE AT THE TIME, CONTINUE TO MAKE ITS OWN CREDIT DECISIONS IN TAKING OR NOT TAKING ACTION UNDER THE LOAN DOCUMENTS; (C) CONFIRMS THAT IT IS ELIGIBLE AS AN ASSIGNEE UNDER THE TERMS OF THE LOAN AGREEMENT; (D) APPOINTS AND AUTHORIZES THE AGENT TO TAKE SUCH ACTION AS AGENT ON ITS BEHALF AND TO EXERCISE SUCH POWERS UNDER THE LOAN DOCUMENTS AS ARE DELEGATED TO AGENT BY THE TERMS THEREOF, TOGETHER WITH SUCH POWERS AS ARE REASONABLY INCIDENTAL THERETO; (E) AGREES THAT IT WILL PERFORM IN ACCORDANCE WITH THEIR TERMS ALL OF THE OBLIGATIONS WHICH BY THE TERMS OF THE LOAN DOCUMENTS ARE REQUIRED TO BE PERFORMED BY IT AS A LENDER [AND (F) ATTACHES THE FORMS PRESCRIBED BY THE INTERNAL REVENUE SERVICE OF THE UNITED STATES CERTIFYING AS TO THE ASSIGNEE’S STATUS FOR PURPOSES OF DETERMINING EXEMPTION FROM UNITED STATES WITHHOLDING TAXES WITH RESPECT TO ALL PAYMENTS TO BE MADE TO THE ASSIGNEE UNDER THE LOAN AGREEMENT OR SUCH OTHER DOCUMENTS AS ARE NECESSARY TO INDICATE THAT ALL SUCH PAYMENTS ARE SUBJECT TO SUCH RATES AT A RATE REDUCED BY AN APPLICABLE TAX TREATY.]

21.  FOLLOWING THE EXECUTION OF THIS ASSIGNMENT AGREEMENT BY THE ASSIGNOR AND ASSIGNEE, IT WILL BE DELIVERED BY THE ASSIGNOR TO THE AGENT FOR RECORDING BY THE AGENT.  THE EFFECTIVE DATE OF THIS ASSIGNMENT (THE “SETTLEMENT DATE”) SHALL BE THE LATER OF (A) THE DATE OF THE EXECUTION HEREOF BY THE ASSIGNOR AND THE ASSIGNEE, THE PAYMENT BY ASSIGNOR OR ASSIGNEE TO AGENT FOR AGENT’S SOLE AND SEPARATE ACCOUNT A PROCESSING FEE IN THE AMOUNT OF $5,000, AND THE RECEIPT OF ANY REQUIRED CONSENT OF THE AGENT, AND (B) THE DATE SPECIFIED IN ITEM 5 OF ANNEX I.

22.  UPON RECORDING BY THE AGENT, AS OF THE SETTLEMENT DATE (A) THE ASSIGNEE SHALL BE A PARTY TO THE LOAN AGREEMENT AND, TO THE EXTENT OF THE INTEREST ASSIGNED PURSUANT TO THIS ASSIGNMENT AGREEMENT, HAVE THE RIGHTS AND OBLIGATIONS OF A LENDER THEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS, AND (B) THE ASSIGNOR SHALL, TO THE EXTENT OF THE INTEREST ASSIGNED PURSUANT TO THIS ASSIGNMENT AGREEMENT, RELINQUISH ITS RIGHTS AND BE RELEASED FROM ITS OBLIGATIONS UNDER THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS.

23.  UPON RECORDING BY THE AGENT, FROM AND AFTER THE SETTLEMENT DATE, THE AGENT SHALL MAKE ALL PAYMENTS UNDER THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS IN RESPECT OF THE INTEREST ASSIGNED HEREBY (INCLUDING, WITHOUT LIMITATION, ALL PAYMENTS OR PRINCIPAL, INTEREST AND COMMITMENT FEES (IF APPLICABLE) WITH RESPECT THERETO) TO THE ASSIGNEE.  UPON THE

SETTLEMENT DATE, THE ASSIGNEE SHALL PAY TO THE ASSIGNOR THE ASSIGNED SHARE (AS SET FORTH IN ITEM 4.B OF ANNEX I) OF THE PRINCIPAL AMOUNT OF ANY OUTSTANDING LOANS UNDER THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS.  THE ASSIGNOR AND ASSIGNEE SHALL MAKE ALL APPROPRIATE ADJUSTMENTS IN PAYMENTS UNDER THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS FOR PERIODS PRIOR TO THE SETTLEMENT DATE DIRECTLY BETWEEN THEMSELVES ON THE SETTLEMENT DATE.

THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF                                                   .

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers thereunto duly authorized, as of the first date above written.

[NAME OF ASSIGNOR] as Assignor

By:

Title:

[NAME OF ASSIGNEE] as Assignee

By:

Title:

ACCEPTED THIS         DAY OF
                           , 20      .

CENTURY BUSINESS CREDIT CORPORATION AS COLLATERAL AGENT

By:

Title:

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrower:

2.	Name and Date of Loan Agreement:

Loan and Security Agreement, dated as of , among Borrower, the lenders signatory thereto as the Lenders, Wells Fargo Bank, N.A., as agent, and Century Business Credit Corporation, as collateral agent.

3.	Date of Assignment Agreement:

4.	Amounts:

	a.	Assignor’s Commitment	$

	b.	Assigned Share of Commitment	%

	c.	Assigned Amount of Commitment	$

	d.	Resulting Amount of Assignor’s Commitment after giving effect to the sale and Assignment to Assignee	$

	e.	Assignor’s Resulting Share of Commitment after giving effect to the Assignment to Assignee	%

5.	Settlement Date:

6.	Notice and Payment Instructions, etc.

	Assignee:	Assignor:

7.	Agreed and Accepted:

	[ASSIGNOR]	[ASSIGNEE]

	By:	By:
	Title:	Title:

Accepted:

CENTURY BUSINESS CREDIT CORPORATION,
as Collateral Agent

By:
Title:

[Agented]

EXHIBIT C-1

(Form of Compliance Certificate)

[on Borrower’s letterhead]

To:                              Century Business Credit Corporation
333 South Grand Avenue, Suite 4150
Los Angeles, CA 90071
Attn:  Martin Eckstein

Re:                               Compliance Certificate dated

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement, dated as of                                             (the “Loan Agreement”) among CUTTER & BUCK INC., a Washington corporation (“Borrower”), the lenders signatory thereto (the “Lenders”), WELLS FARGO BANK, N.A., as agent, and CENTURY BUSINESS CREDIT CORPORATION, as collateral agent for the Lenders (“Collateral Agent”).  Capitalized terms used in this Compliance Certificate have the meanings set forth in the Loan Agreement unless specifically defined herein.

Pursuant to Section 6.3 of the Loan Agreement, the undersigned officer of Borrower hereby certifies that:

24.  THE FINANCIAL INFORMATION OF BORROWER FURNISHED IN SCHEDULE 1 ATTACHED HERETO, HAS BEEN PREPARED IN ACCORDANCE WITH GAAP (EXCEPT FOR YEAR-END ADJUSTMENTS AND THE LACK OF FOOTNOTES, IN THE CASE OF FINANCIAL STATEMENTS DELIVERED UNDER SECTION 6.3(A) OF THE LOAN AGREEMENT) AND FAIRLY PRESENTS THE FINANCIAL CONDITION OF BORROWER.

25.  SUCH OFFICER HAS REVIEWED THE TERMS OF THE LOAN AGREEMENT AND HAS MADE, OR CAUSED TO BE MADE UNDER HIS/HER SUPERVISION, A REVIEW IN REASONABLE DETAIL OF THE TRANSACTIONS AND CONDITION OF BORROWER DURING THE ACCOUNTING PERIOD COVERED BY THE FINANCIAL STATEMENTS DELIVERED PURSUANT TO SECTION 6.3 OF THE LOAN AGREEMENT.

26.  SUCH REVIEW HAS NOT DISCLOSED THE EXISTENCE ON AND AS OF THE DATE HEREOF, AND THE UNDERSIGNED DOES NOT HAVE KNOWLEDGE OF THE EXISTENCE AS OF THE DATE HEREOF, OF ANY EVENT OR CONDITION

THAT CONSTITUTES A DEFAULT OR EVENT OF DEFAULT, EXCEPT FOR SUCH CONDITIONS OR EVENTS LISTED ON SCHEDULE 2 ATTACHED HERETO, SPECIFYING THE NATURE AND PERIOD OF EXISTENCE THEREOF AND WHAT ACTION BORROWER HAS TAKEN, IS TAKING, OR PROPOSES TO TAKE WITH RESPECT THERETO.

27.  BORROWER IS IN TIMELY COMPLIANCE WITH ALL REPRESENTATIONS, WARRANTIES, AND COVENANTS SET FORTH IN THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, EXCEPT AS SET FORTH ON SCHEDULE 2 ATTACHED HERETO.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BORROWER IS IN COMPLIANCE WITH THE COVENANTS CONTAINED IN SECTION 7.20 OF THE LOAN AGREEMENT AS DEMONSTRATED ON SCHEDULE 3 HEREOF.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this           day of                             ,               .

CUTTER & BUCK INC., a Washington corporation, as Borrower

By:
Name:
Title:

SCHEDULE 3

27.1                        Minimum Tangible Net Worth.

(a)  The Tangible Net Worth of Borrower, as of the last day of the fiscal quarter ending                           ,           , is calculated as follows:

(i)                                     Borrower’s total stockholder equity at book value:

$

(ii)                                  All Intangible Assets of Borrower:

$

(iii)                               All amounts due to Borrower from Affiliates, calculated on a consolidated basis:

$

Item (i) minus Item (ii) minus Item (iii) (= Tangible Net Worth)	$

(b)  The Tangible Net Worth set forth above [is/is not] greater than or equal to the amount set forth in Section 7.20(a)(i) of the Loan Agreement for the corresponding period.

27.2                        Minimum Working Capital.

(a)                                  The Working Capital of Borrower, as of the last day of the fiscal quarter ending                           ,           , is calculated as follows:

(i)                                     Borrower’s current assets:

$

(ii)                                  Borrower’s current liabilities:

$

Item (i) minus Item (ii) (= Working Capital):	$

(b)                                 The Working Capital set forth above [is/is not] greater than or equal to the amount set forth in Section 7.20(a)(ii) of the Loan Agreement for the corresponding period.

27.3                        Maximum Capital Expenditures.

(a)                                  The aggregate amount of capital expenditures made or committed to be made to date in the current fiscal year is $                              .

(b)                                 The aggregate amount set forth above [is/is not] less than or equal to the amount set forth in Section 7.20(b)(i) of the Loan Agreement for the corresponding period.

[Agented]

EXHIBIT L-1

FORM OF LIBOR NOTICE

Century Business Credit Corporation
333 South Grand Avenue, Suite 4150
Los Angeles, CA 90071
Attention:  Martin Eckstein

Ladies and Gentlemen:

Reference hereby is made to that certain Loan and Security Agreement, dated as of                                  (the “Loan Agreement”), among CUTTER & BUCK INC., a Washington corporation (“Borrower”), the lenders signatory thereto (the “Lenders”), and WELLS FARGO BANK, N.A., as agent, and CENTURY BUSINESS CREDIT CORPORATION, as collateral agent for the Lenders (“Collateral Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

This LIBOR Notice represents Borrower’s request to elect the LIBOR Option with respect to outstanding Advances in the amount of $                             (the “LIBOR Rate Advance”)[, and is a written confirmation of the telephonic notice of such election given to Collateral Agent].

Such LIBOR Rate Advance will have an Interest Period of [1, 2, or 3] month(s) commencing on                                             .

This LIBOR Notice further confirms Borrower’s acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Loan Agreement, of the LIBOR Rate as determined pursuant to the Loan Agreement.

Borrower represents and warrants that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated:

CUTTER & BUCK INC., a Washington corporation as Borrower

By:
Name:
Title:

Acknowledged by:

CENTURY BUSINESS CREDIT CORPORATION, as Collateral Agent

By:
Name:
Title:

Schedule A-1

Collateral Agent’s Account

An account at a bank designated by Collateral Agent from time to time as the account into which Borrower shall make all payments to Collateral Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Collateral Agent under this Agreement and the other Loan Documents; unless and until Collateral Agent notifies Borrower and the Lender Group to the contrary, Collateral Agent’s Account shall be that certain deposit account bearing account number 003-002330 and maintained by Collateral Agent with Chase Manhatan Bank, 349 Fifth Avenue, New York, New York 10018, ABA #_021000021.

Schedule C-1

Commitments

Lender	Commitment
Century Business Credit Corporation	$35,000,000

All Lenders	$35,000,000

Schedule D-1

Designated Account

Account number 4945098804 of Borrower maintained with Borrower’s Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designed as such, in writing, by Borrower to Collateral Agent.

“Designated Account Bank” means Wells Fargo Bank, N.A., whose office is located at 999 3rd Avenue, Seattle, WA 98104, and whose ABA number is 121000248.

Schedule E-1

Eligible Inventory Locations

701 N. 34th Street, Suite 400, Seattle, Washington  98103

4001 Oaksdale Avenue SW, Renton, Washington  98055

Schedule P-1

Permitted Liens

SCHEDULE 2.6(b)

TO LOAN AND SECURITY AGREEMENT

(Collateral Agent L/C Fees)

Issuance (Opening)	$100 Flat

Cable Notification	$25 Per Page

Amendment Fee	$75 Flat (1-3)
$100 Flat (After 3)

Acceptance Commission	1-1/2% p.a.
Minimum $125

Negotiation Commission	1/8% (Minimum $100)

Processing Fee	$100 Per Invoice Negotiated

Discrepancy Fee	$150 Per Discrepancy

Document Against Payment	1/2% Flat
$100 Minimum

Expiration Commission	1/8% Flat/$100 Minimum

Authorization to Pay/Reinstatement of Expired Letter of Credit	1/8% Flat/$100 Minimum

Letter of Indemnity (Steamship Guarantee) Outstanding	$100 Flat to Issue and $50 Flat for Each 30 Days

Air Release	$100 Flat

Schedule 5.5

Locations of Inventory and Equipment

Administrative Offices

701 N. 34th Street, Suite 400, Seattle, Washington  98103

Warehouse

4001 Oaksdale Avenue SW, Renton, Washington  98055

Showroom

Beaux Arts Building

80 W. 40th Street, 6th Floor

New York, NY  10018

Schedule 5.7

Chief Executive Officer; FEIN

The chief executive office of Borrower is located at 701 N. 34th Street, Suite 400, Seattle, Washington  98103.  The Borrower’s Federal Employee Identification Number is:  91-1474587.

Schedule 5.8(b)

Capitalization

As of January 31, 2003

(Actual Dollars)

Common Stock*	$64,806,054
Deferred Compensation	(52,400)
Retained Earnings	8,211,810

Total Stockholders Equity	$72,965,364

*Common Stock, no par value:  25,000,000 shares authorized; 10,634,132 issued and outstanding at January 31, 2003.

Preferred Stock, no par value:  6,000,000 shares authorized; no shares outstanding at January 31, 2003.

Options outstanding as of March 10, 2003:  2,142,297.

Schedule 5.8(c)

Capitalization of Borrower’s Subsidiaries

Borrower does not have any subsidiaries.

Schedule 5.10

Litigation

Schedule 5.14

Environmental Matters

None.

Schedule 5.16

License/Distribution Agreements

Schedule 5.18

Demand Deposit Accounts

Wells Fargo Bank, N.A.

999 Third Avenue

Seattle, WA  98104

4945098804 – General Account

4945098812 – Payroll Account

4945097376 – Collections Account

4945097830 – E-Commerce Account

Washington Mutual Bank

1201 Third Avenue, Suite 1000

Seattle, WA  98101

3033688258 – General Account

9350520114 – Payroll Account

9350520213 – Collection Account (Repurchase Account)

9350528986 – E-Commerce Account

Schedule 5.20

Permitted Indebtedness

January 31, 2003

(Actual Dollars)

Accounts Payable:	$8,994,127
Accrued Liabilities:	8,549,858
Capital Leases:	3,249,228
Deferred income tax liability:	2,039,699
Deferred gains:	130,959
Restructuring liabilities (Long Term):	3,221,775

Total Liabilities:	$26,185,646

SCHEDULE P-1

PERMITTED LIENS

Debtor Name	Jurisdiction	File No. and Date	Secured Party	Collateral	Search Thru Date	Status

STATE OF ORGANIZATION

Cutter & Buck Inc. (a WA corp.)	DOL, WA (UCC, Tax Liens, Bankruptcy)	96-243-0321 8-30-96	Colonial Pacific Leasing Corp.	Lease filing (specific equipment)	1-22-03

		97-037-0186 2-6-97	Washington Mutual Bank dba	All inventory and accounts		To be terminated

		97-356-0422 12-22-97	Colonial Pacific Leasing Corp.	Lease filing (specific equipment)

		98-204-0230 7-6-90	Colonial Pacific Leasing Corp.	Lease filing (specific equipment)

		98-240-0240 8-28-98	Washington Mutual Bank dba Western Bank, as Administrative Agent	Blanket		To be terminated

		98-275-0256 10-2-98	Colonial Pacific Leasing Corp.	Lease filing (specific equipment)

		99-074-0259 3-15-99	Colonial Pacific Leasing Corp.	Lease filing (specific equipment)

		2000-041-0261 2-10-00	Manufacturers Bank	Lease filing (specific equipment)

		2000-077-0134 3-17-00	Manufacturers Bank	Lease filing (specific equipment)

		2000-138-0315 3-17-00	First American Commercial Bancorp., Inc.	Lease filing (specific equipment)

		2000-138-0316 3-17-00	Manufacturers Bank	Lease filing (specific equipment)

		2000-318-0792 11-13-00	Manufacturers Bank	Lease filing (specific equipment)

		2000-318-0793 11-13-00	Manufacturers Bank	Lease filing (specific equipment)

		2001-038-0111 2-7-01	First American Commercial Bancorp., Inc.	Lease filing (specific equipment)

		2001-038-0112 2-7-01	Fidelity Leasing, Inc.	Lease filing (specific equipment)

		2001-038-0116 2-7-01	Firstar Bank, N.A.	Lease filing (specific equipment)

		2001-038-0117 2-7-01	Firstar Bank, N.A.	Lease filing (specific equipment)

		2001-038-0137 2-7-01	Firstar Bank, N.A.	Lease filing (specific equipment)

		2001-046-0373 2-15-01	National City Leasing Corporation	Lease filing (specific equipment)

Debtor Name	Jurisdiction	File No. and Date	Secured Party	Collateral	Search Thru Date	Status

		2001-046-0374 2-15-01	TCF Leasing. Inc.	Lease filing (specific equipment)

		2001-086-0176 3-27-01	First American Commercial Bancorp., Inc.	Lease filing (specific equipment)

		2001-087-0206 3-28-01	First American Commercial Bancorp., Inc.	Lease filing (specific equipment)

		2002-350-6308-9 12-13-02	Hilco Merchant Resources, LLC	Inventory as specified in Agency Agreement dtd. 12-3-02		No action

And any other financing statements filed against inventory or fixtures in states where Cutter & Buck maintains retail stores.

SCHEDULE 5.10

Litigation

On November 7, 2002, a shareholder derivative lawsuit entitled, Morris Haimowitz, Derivately on behalf of Cutter & Buck, Inc. v. Frances M. Conley, Michael S. Brownfield, Larry C. Mounger, James C. Towne, Harvey N. Jones, Martin J. Marks and Stephen S. Lowber and Cutter & Buck, Inc., No. 02-2-32038-4SEA, was filed by Morris Haimowitz in the Superior Court of the State of Washington, for King County.  The complaint names as defendants certain of the Company’s current and former directors and the Company’s former CFO.  It is purportedly brought on behalf of the Company.  The complaint alleges that the individual defendants are liable to the Company for breach of their fiduciary duties, abuse of control, gross mismanagement and unjust enrichment in connection with the events giving rise to the Company’s restatement of its financial statements.  It seeks unspecified damages, costs and attorney fees as well as equitable relief.

The Company remains a defendant in three shareholder class action lawsuits in the United States District Court for the Western District of Washington and alleging violations of federal securities laws, purportedly filed on behalf of all persons who purchased the Company’s common stock during the period from June 23, 2000 to August 12, 2002: Steven Bourret v. Cutter & Buck Inc., Harvey N. Jones and Stephen S. Lowber; Stanley Sved v. Cutter & Buck Inc. and Harvey N. Jones; and Jason P. Hebert v. Cutter & Buck Inc., Harvey N. Jones and Stephen S. Lowber.

On November 12, 2002, the Tilson Growth Fund filed a motion asking the Court to consolidate the Bourret, Sved and Hebert shareholder class action suits into a single proceeding before the Honorable Robert Lasnik, United States District Court Judge for the Western District of Washington, for pretrial and trial proceedings, enter an Order requiring the defendants to preserve documents, appoint Tilson Growth Fund as the lead plaintiff under Section 21D(a)(3)(B) of the Securities Exchange Act of 1934, and approve Tilson Growth Fund’s selection of plaintiff’s lead and liaison counsel.  In February 2003, the Court appointed the Tilson Growth Fund as the lead plaintiff, and the Milberg Weiss firm as lead counsel for the plaintiff class.  The Court consolidated the three class action suits and ordered the plaintiff to file an amended consolidated complaint within 60 days following the entry of the Court’s order.

On December 6, 2002, Genesis Insurance Company, the Company’s primary Directors’ and Officers’ liability insurance carrier, notified the Company that it intends to rescind the Company’s primary Directors’ and Officers’ liability insurance coverage as a result of alleged misrepresentations by the Company’s former Chief Financial Officer and the Company in connection with the Company’s policy applications in 2001 and 2002.  The Company subsequently obtained replacement Directors’ and Officers’ liability insurance coverage from another carrier.  This coverage will not, however, protect the Company against any liabilities arising from the existing shareholder class action and derivative lawsuits described above.

On December 26, 2002, the Company filed a lawsuit entitled, Cutter & Buck Inc. v. Genesis Insurance Company, Executive Risk Indemnity, Inc., and Lumbermens Mutual Casualty Company, in the United States District Court for the Western District of Washington.  The Company’s complaint alleges that Genesis’ attempt to rescind the Company’s primary Directors’ and Officers’ liability insurance is unlawful and seeks declaratory relief and damages for breach of contract and the duty of good faith and fair dealing from Genesis and the Company’s excess Directors’ and Officers’ liability insurance carriers.  In late February, Lumbermens Mutual Casualty Company informed the Company that, unlike Genesis, it is not seeking rescission of its excess policy and will proceed with coverage under a full reservation of rights if losses reach $15 million.  Executive Risk Indemnity, Inc. has not given the Company its coverage position.  On March 3, 2003, the Company filed an amended complaint.

We also remain a party to a lawsuit related to labor issues in Saipan: Does vs. The Gap, Inc. The Company has entered into a settlement of the claims against it.  This settlement is subject to court approval.  The hearing for preliminary approval of the settlement occurred in February 2002.  The court granted preliminary approval of the settlement in May 2002.  The settlement was revised as part of a global settlement with other previously non-settling parties on October 7, 2002 and the Court granted preliminary approval of the settlement on October 31, 2002.  A hearing as to whether to grant final approval of the settlement is currently scheduled on March 20, 2003.

We received a cease and desist letter in late January 2003 from Longchamp USA, Inc. and S.A. Jean Cassegrain asserting that our tote bags infringe their trade dress rights in their tote bag designs.

We served a demand for arbitration on February 27, 2003, against 908 Broadway LLC and Phillip Mullins Co. asserting claims for anticipatory repudiation and breach of contract for unspecified damages, and the defendants are expected to assert counterclaims.

We are also party to other routine litigation incidental to our business.  Management believes the ultimate resolution of these other routine matters will not have a material adverse effect on our financial position and results of operations.

Schedule 5.16

License/Distribution Agreements

International Accounts

1.                                       License Agreement dated as of December 13, 2002 between Cutter & Buck Inc. (Licensor) and Global Golf Gloves CC, of South Africa (Licensee).

2.                                       License Agreement dated as of January 1, 2000 between Cutter & Buck Inc. (Licensor) and Caufield Apparel Group Ltd., an Ontario, Canada corporation (Licensee).

3.                                       License Agreement dated as of May 20, 2002 between Cutter & Buck Inc. (Licensor) and Cutter & Buck Sportswear (Europe) Ltd., an Irish limited company (Licensee).

4.                                       License Agreement dated as of May 14, 1999 between Cutter & Buck Inc. (Licensor) and The Seibu Department Stores, Ltd., a Japanese corporation (Licensee).  This Agreement has expired.  Cutter & Buck is currently negotiating a renewal agreement.

5.                                       Renewal and Amendment to Distribution Agreement dated as of February 12, 2002 between Cutter & Buck Inc.  (Supplier) and The Seibu Department Stores, Ltd., a Japanese corporation (Distributor).  This Agreement has expired.  Cutter & Buck is currently negotiating a renewal agreement.

6.                                       Distribution Agreement dated as of October 22, 2002 between Cutter & Buck Inc. (Supplier) and Pinx International, a Republic of Korea corporation (Distributor).

7.                                       Distribution Agreement dated as of January 25, 2002 between Cutter & Buck Inc. (Supplier) and Pro Golf International, a United Arab Emirates corporation (Distributor) for Men’s Products.

8.                                       Distribution Agreement dated as of January 25, 2002 between Cutter & Buck Inc. (Supplier) and Pro Golf International, a United Arab Emirates corporation (Distributor) for Women’s Products.

9.                                       Distribution Agreement dated as of January 3, 2000 between Cutter & Buck Inc. (Supplier) and Pan-West (Pte) Ltd., a Singapore corporation (Distributor) for Men’s Products.  This Agreement has expired.  Cutter & Buck is currently negotiating a renewal agreement.

10.                                 Distribution Agreement dated as of January 3, 2000 between Cutter & Buck Inc. (Supplier) and Pan-West (Pte) Ltd., a Singapore corporation (Distributor) for Women’s Products.  This Agreement has expired.  Cutter & Buck is currently negotiating a renewal agreement.

11.                                 License Agreement dated as of March 5, 2003 between Cutter & Buck Inc. (Licensor) and Goarg Pty. Ltd. (Licensee).

Domestic Accounts

1.                    License Agreement dated as of August 15, 2001 between Cutter & Buck Inc. (Licensor) and Leedsworld, Inc., a Delaware corporation (Licensee).

2.                    First Amendment dated March 5, 2002 between Cutter & Buck Inc. (Licensor) and Leedsworld, Inc., a Delaware corporation (Licensee).

3.                    License Agreement dated as of April 1, 2000 between Cutter & Buck Inc. (Licensor) and Swany America Corp., a New York corporation (Licensee).

4.                    License Agreement dated as of January 1, 2002 between Cutter & Buck Inc. (Licensor) and 908 Broadway LLC (formerly Philip Mullins Company), a Kentucky corporation (Licensee).

* Excludes agreements and contracts entered into by Cutter & Buck Inc., as the licensee, for software, information systems and web-based applications.

Schedule 5.16

CUTTER & BUCK INC. - PATENTS

Docket No./ App/Pat No.	Country	Title	Name of Inventor	Remarks
1722-1 D436,719	U.S.	Improved Outsole for a Shoe (design)	Cutter & Buck Inc.	Expires 01-30-15
1722-1-2	EP (Europe-multiple countries)	Improved Outsole for a Shoe (design)	Cutter & Buck Inc.	Various countries - see below
1722-1-3 1,092,937	JP (Japan)	Improved Outsole for a Shoe (design)	Cutter & Buck Inc.	4th year MF due 09-29-03
1722-1-4 142148	AU (Australia)	Same	Cutter & Buck Inc.	Renewal & fee due 07-27-05
1722-1-5 0264033	KR (Korea)	Same	Cutter & Buck Inc.	Renewal due 07-26-03
1722-1-8 146,149/4	ES (Spain)	Same	Cutter & Buck Inc.	1st MF due 06-28-05
1722-1-10 2,085,321	GB (United Kingdom)	Same	Cutter & Buck Inc.	Renewal due 01-27-04
1722-1-16 200000768	DK (Denmark)	Same	Cutter & Buck Inc.	Renewal due 07-27-04
1722-1-17 126,298	CH (Switzerland)	Same	Cutter & Buck Inc.	Renewal due 07-27-04
1722-1-18 66,181	SE - Sweden	Same	Cutter & Buck Inc.	Renewal due 07-27-04
1722-1-19 20,981	FI (Finland)	Same	Cutter & Buck Inc.	Renewal due 07-27-04
1722-1-20 75,780	NO (Norway)	Same		Renewal due 07-28-04
1722-1-22 D.12888	IE (Ireland)	Same	Cutter & Buck Inc.	Renewal due 01-27-04
1722-1-23 37359	AT (Austria)	Same	Cutter & Buck Inc.	Renewal due 07-31-04
1722-3 6,161,315	U.S.	Outsole for a Shoe (utility patent)	Cutter & Buck Inc.	1st maintenance fee due 06-19-04

Schedule 5.16

CUTTER & BUCK INC. – PATENT APPLICATIONS

Description	Filing Date	Serial No.	Name of Inventor

NONE

Schedule 5.16

CUTTER & BUCK INC. – REGISTERED COPYRIGHTS

Copyright	Registration Date	Registration No.

NONE

Schedule 5.16
CUTTER & BUCK, INC.
REGISTERED AND PENDING TRADEMARKS AND SERVICE MARKS

Status	Country	Trademark	Date of Filing		Application Number	Class	Registration Number	Renewal Date
ACTIVE	ARGENTINA	CUTTER & BUCK	02/25/93	(1)	1871607	25	1553547	02/28/05

ACTIVE	AUSTRALIA	Pennant Logo	05/18/99		794467	25	794467	05/18/09

ACTIVE	AUSTRALIA	Tour Logo	11/11/92			25	590039	11/11/09

ACTIVE	BAHAMAS	CUTTER & BUCK	02/25/93		15704	38	15704	02/25/07

ACTIVE	BARBADOS	CUTTER & BUCK	02/26/93		P1052	25	81/7731	08/19/08

ACTIVE	BENELUX	CUTTER & BUCK	09/17/92		785905	18 25	522963	Renewed on 9/17/02; renewal cert to be issued in 5/03.

ACTIVE	BOLIVIA	CUTTER & BUCK	11/08/95		026587	25	64029-C	05/28/07

ACTIVE	CANADA	Pennant Logo	07/26/99		1023999	N/A	TMA549,074	08/01/16

ACTIVE	CANADA	Tour Logo	05/25/90		658 443	N/A	411,033	04/16/08

ACTIVE	CHINA (PRC)	CUTTER & BUCK			95091962	25	973734	04/06/07

PENDING	CHINA (PRC)	Pennant Logo	09/21/99		9900113125	25

Status	Country	Trademark	Date of Filing	Application Number	Class	Registration Number	Renewal Date
ACTIVE	COLOMBIA	CUTTER & BUCK				171126	12/29/04

ACTIVE	COMMUNITY TRADEMARK	CUTTER & BUCK	07/20/99	1247410	25	1247410	07/20/09

ACTIVE	COMMUNITY TRADEMARK	Pennant Logo	05/18/99	1176981	25	1176981	05/18/09

ACTIVE	COMMUNITY TRADEMARK	Tour Logo	07/20/99	1247832	25	1247832	07/20/09

ACTIVE	CZECH REPUBLIC	CUTTER & BUCK	04/19/96	110504	25	198965	04/19/06

ACTIVE	DENMARK	CUTTER & BUCK	10/08/92	7158/92	25	0933/93	01/29/13

ACTIVE	DOMINICAN REPUBLIC	CUTTER & BUCK	05/13/93	57030	44	57030	05/15/13

ACTIVE	ECUADOR	CUTTER & BUCK	05/28/96	68844	25	4815-97	12/09/07

ACTIVE	GERMANY	CUTTER & BUCK	10/07/92	J 28523	25	2053747	10/7/12

ACTIVE	GREECE	CUTTER & BUCK	05/25/94	146140/94	25	119319	04/25/04

ACTIVE	HONG KONG	CUTTER & BUCK	07/16/1999	808/93	25	B8189/1994	08/27/13

ACTIVE	HONG KONG	Pennant Logo	07/19/99	99/09409	25	10789	07/20/06

ACTIVE	HUNGARY	CUTTER & BUCK	04/16/96	M96 01135	25	146,403	04/16/06

Status	Country	Trademark	Date of Filing	Application Number	Class	Registration Number	Renewal Date
ACTIVE	INDIA	CUTTER & BUCK	07/18/95	B 672471	25

ACTIVE	INDONESIA	CUTTER & BUCK	11/12/93	H4.HC.01.01-14530	25	328020	05/12/03

ACTIVE	ITALY	CUTTER & BUCK	07/29/92	92 244	18 25	657132	07/29/12

ACTIVE	JAPAN	Pennant Logo	06/18/93	05-061147	25	3254598	01/31/07

ACTIVE	JAPAN	Pennant Logo	07/30/99	11-069019	24 28	4,402,831	07/21/10

ACTIVE	JAPAN	Tour Logo	06/18/93	05-061145	25	3371367	06/02/10

ACTIVE	JAPAN	Tour Logo	07/30/99	11-069018	24 28	4,402,830	07/21/10

ACTIVE	JAPAN	CB CUTTER & BUCK	02/23/93	05-017919	25	3180744	07/31/06

ACTIVE	JAPAN	CUTTER & BUCK	06/18/93	05-061146	25	3369366	04/03/08

ACTIVE	LEBANON	CUTTER & BUCK	04/17/96	95-01-099442	25	69416	06/21/11

ACTIVE	MALAYSIA	CUTTER & BUCK	10/16/93	93/08150	25	93/08150	10/16/07

ACTIVE	MALAYSIA	Pennant Logo	05/26/99	99-004554	25	99-004554	05/26/09

ACTIVE	MEXICO	CUTTER & BUCK	06/01/92	141011	25	448204	Renewed 12/1/02; awaiting renewal certificate

Status	Country	Trademark	Date of Filing	Application Number	Class	Registration Number	Renewal Date
ACTIVE	MEXICO	CUTTER & BUCK	06/01/92	141012	42	448112	Renewed 12/1/02; awaiting renewal certificate

ACTIVE	NETHERLANDS ANTILLES	CUTTER & BUCK	02/25/1993		25	02918 (prior Reg. No. 17379)	02/25/13

ACTIVE	NEW ZEALAND	Pennant Logo	05/18/99	309664	25	309664	05/18/06

ACTIVE	NORWAY	CUTTER & BUCK	10/07/92	92.5032	25	162808	06/27/04

ACTIVE	NORWAY	Pennant Logo	05/20/99	1999 04989	25	200314	11/15/09

ACTIVE	PANAMA	CUTTER & BUCK & Design	03/23/94	4311	25	63296	unknown

ACTIVE	PARAGUAY	CUTTER & BUCK	12/21/93	93/21729	25	171473	09/16/04

ACTIVE	PERU	CUTTER & BUCK		018391	25	031671	12/12/06

PENDING	PHILLIPPINES	Tour Logo		0012101	25	Registration pending

ACTIVE	POLAND	CUTTER & BUCK	04/18/96	Z-158.749	25	109325	04/18/06

ACTIVE	PORTUGAL	Tour Logo	05/29/92	283424	25	283424	01/20/04

ACTIVE	RUSSIAN FEDERATION	CUTTER & BUCK	04/17/96	96704889	25	154189	04/17/06

Status	Country	Trademark	Date of Filing	Application Number	Class	Registration Number	Renewal Date
ACTIVE	SINGAPORE	CUTTER & BUCK	02/16/93	1066/93	25	T93/01066I	02/16/03

ACTIVE	SINGAPORE	Pennant Logo	05/20/99	T99/05173A	25	T99/05173A	05/20/09

ACTIVE	SLOVAKIA	CUTTER & BUCK	04/24/96	1060-96	25	184456	04/24/06

ACTIVE	SLOVENIA	CUTTER & BUCK		Z-9670654	25	9670654	05/10/06

ACTIVE	SOUTH AFRICA	CUTTER & BUCK	04/07/94	94/3460	25	B94/3460	04/07/04

ACTIVE	SOUTH AFRICA	Pennant Logo	05/18/99	99/08735	25	99/08735	05/18/09

ALL PENDING	SOUTH KOREA	CUTTER & BUCK	07/10/01	40-2001-30208 40-2001-30211 40-2001-30212 40-2001-13386 70-2001-0000727	14 25 28 35 25

ACTIVE	SOUTH KOREA	Pennant Logo	05/26/99	99-17818	25	483439	12/13/10

PENDING	SOUTH KOREA	BUCK	11/05/2002	40-2002-0051011	25

PENDING	SOUTH KOREA	Tour Logo	11/05/2002	40-2002-0050939	25

Status	Country	Trademark	Date of Filing	Application Number	Class	Registration Number	Renewal Date
ACTIVE	SWITZERLAND	Pennant Logo	05/19/99	04373/1999	25	466563	05/19/09

ACTIVE	TAIWAN	CUTTER & BUCK		84046961	25	00728787	09/15/06

ACTIVE	THAILAND	CUTTER & BUCK	12/14/93	257305	25	18045	12/13/03

ACTIVE	TRINIDAD & TOBAGO	CUTTER & BUCK	03/03/93	21459	38	21459	08/27/06

ACTIVE	TURKEY	CUTTER & BUCK		95/011972	25	166347	10/19/05

ACTIVE	UNITED ARAB EMIRATES	Pennant Logo	04/23/00	35972	25	29275	04/23/10

ACTIVE	UNITED KINGDOM	CUTTER & BUCK	08/27/92	1510701	25	1510701	08/27/09

ACTIVE	UNITED KINGDOM	Tour Logo	11/15/91	1482901	25	1482901	11/15/08

ACTIVE	URUGUAY	Tour Logo		263110	25	263110	03/29/04

ACTIVE	USA	CUTTER & BUCK	01/22/01	76/198,352	14,18,24,25,28,35	2,552,315	03/26/08

ACTIVE	USA	Pennant Logo	11/06/98	75/584,312	25	2,311,321	01/25/06

ACTIVE	USA	Tour Logo	03/12/99	75/659,558	25 (foot-wear)	2,460,208	06/12/07

ACTIVE	USA	Tour Logo	04/26/90	75/053,273	25	1,660,896	10/15/11

Status	Country	Trademark	Date of Filing	Application Number	Class	Registration Number	Renewal Date
ACTIVE	VENEZUELA	CUTTER & BUCK		6387/98	25		Renewed 11/02; awaiting certificate